EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND BETWEEN

THE GOODYEAR TIRE & RUBBER COMPANY,

AND

SUMITOMO RUBBER INDUSTRIES, LTD.

DATED AS OF JANUARY 7, 2025

(PACIFIC STANDARD TIME)

-i-

4.6	Agreement for Exchange of Business Information.	58
4.7	Record Retention.	58
4.8	Limitation of Liability.	59
4.9	Confidentiality.	59
4.10	Protective Arrangements.	61
4.11	Wrong Pockets.	61
4.12	Further Assurances.	62
4.13	Regulatory Matters.	63
4.14	Withholding.	64
4.15	Tax Matters.	64
4.16	Collection of Funds; Forwarding of Correspondence.	70
4.17	Post-Closing.	70

Article V CONDITIONS TO CLOSING

5.1	Conditions to Goodyear’s Obligations.	72
5.2	Conditions to SRI’s Obligations.	73

Article VI TERMINATION

6.1	Termination.	74
6.2	Effect of Termination.	75

Article VII INDEMNIFICATION

7.1	SRI Indemnities.	75
7.2	Goodyear Indemnities.	75
7.3	Limitations on Indemnification	76
7.4	Procedures for Indemnification of Third Party Claims.	78
7.5	Additional Matters.	80
7.6	Exclusive Remedies.	80
7.7	Survival.	81

Article VIII MISCELLANEOUS

8.1	Expenses.	82
8.2	Governing Law and Dispute Resolution.	82
8.3	Delays and Omissions.	84

-ii-

8.4	Waivers.	84
8.5	Amendments.	84
8.6	Entire Agreement.	84
8.7	Binding Effect; Assignment.	85
8.8	No Third Party Beneficiaries.	85
8.9	Headings.	85
8.10	Counterparts; Execution and Exchange by Electronic Means.	85
8.11	Notices.	85
8.12	Performance.	86
8.13	Severability.	86
8.14	Joint Negotiation.	87
8.15	Currency and Exchange Rates.	87
8.16	Releases.	87

-iii-

EXHIBITS

Exhibit A-1	Form of Bill of Sale and Assignment Agreement
Exhibit A-2	DNA (Housemarks) Limited Share Transfer Form
Exhibit A-3	SP Brand Holding Share Transfer Agreement
Exhibit B	Transition Offtake Agreement
Exhibit C	Transition License Agreement
Exhibit D	[Reserved]
Exhibit E	Pneumant PCR Europe Trademark Assignment Agreement
Exhibit F	Trademark Assignment Agreement
Exhibit G	Domain Assignment Agreement
Exhibit H	Tread Pattern Assignment Agreement
Exhibit I	Patent Assignment Agreement
Exhibit J-1	Motorcycle Dunlop Trademark License Agreement
Exhibit J-2	Commercial Dunlop Trademark License Agreement
Exhibit K-1A	Australia Business Goodwill Transfer Agreement
Exhibit K-1B	New Zealand Business Goodwill Transfer Agreement
Exhibit K-2	European Transactions Agreement
Exhibit K-3	United States Business Goodwill Transfer Agreement
Exhibit L	French Put Option Agreement
Exhibit M	Amendment to the Turkey Trademark License

SCHEDULES

Schedule 1-A	Goodyear Disclosure Letter
Schedule 1-B	SRI Disclosure Letter
Schedule 1-C	Covered Territories
Schedule 2.1-A	Terminating Agreements
Schedule 2.1-B	Surviving Agreements
Schedule 2.2(a)(ii)	Transferred IP
Schedule 2.2(b)(i)	Excluded IP
Schedule 2.9	Inventory Pricing
Schedule 4.3(a)	Phase-Out Plan
Schedule 4.4(h)	NGY Supply Agreement Amendment Principles
Schedule 4.15(e)(i)	Allocation Schedule
Schedule 5.2(b)	Required Regulatory Approvals

-iv-

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of January 7, 2025 (Pacific Standard Time) (the “Effective Date”), is entered into by and between The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear”), and Sumitomo Rubber Industries, Ltd., a company organized under the laws of Japan (“SRI”).

W I T N E S S E T H:

WHEREAS, each of Goodyear and SRI was a party to that certain Umbrella Agreement, dated as of June 14, 1999 (as amended, the “Umbrella Agreement”), pursuant to which Goodyear and SRI established a strategic alliance with respect to, among other things, the manufacture, distribution and sale of tires and certain other rubber and polymer-related businesses;

WHEREAS, the alliance was dissolved (the “Dissolution”), and the Umbrella Agreement was terminated, in accordance with the terms of that certain Framework Agreement by and between Goodyear and SRI, dated as of June 4, 2015 (the “2015 Framework Agreement”);

WHEREAS, Goodyear, directly and indirectly through its Affiliates, is engaged in, among other businesses, the Business (as defined below);

WHEREAS, on February 1, 2023, Goodyear and SRI entered into a confidentiality, nonuse and non-disclosure agreement (the “Confidentiality Agreement”);

WHEREAS, Goodyear wishes to sell and transfer and cause its applicable Affiliates to sell and transfer to SRI, and SRI wishes to purchase and assume and cause its applicable Affiliates to purchase and assume from Goodyear and its Affiliates, the Transferred Assets and Assumed Liabilities, including: (a) the Business Goodwill owned and controlled by Goodyear Operations S.A., a company organized under the laws of the Grand-Duchy of Luxembourg; (b) the Business Goodwill owned and controlled by Goodyear in the United States; (c) the Business Goodwill owned and controlled by Goodyear & Dunlop Tyres (Australia) Pty Ltd., a company organized under the laws of Australia; (d) the Business Goodwill owned and controlled by Goodyear & Dunlop Tyres (NZ), a company organized under the laws of New Zealand; (e) the Transferred Dunlop Trademarks held by (A) Goodyear, (B) Goodyear France SAS, (C) Goodyear Tyres UK Limited, and (D) Goodyear Germany GmbH; (f) certain Internet domain names, tread and sidewall patterns, Patents and Dunlop Materials owned by Goodyear Group Members; (g) the Purchased Inventory; (h) all of the shares in DNA (Housemarks) Limited, a company organized under the laws of England and Wales (“DNA (Housemarks) Limited”), held by Goodyear (the “DNA (Housemarks) Limited Shares”); and (i) all of the shares in SP Brand Holding EESV, a European Economic Interest Grouping organized under the laws of Belgium (“SP Brand Holding”), collectively held by Goodyear France SAS, Goodyear Operations S.A. and Goodyear Germany GmbH (the “SP Brand Holding Shares”) subject to the terms and conditions set forth herein; and

WHEREAS, Goodyear shall cause each of its Affiliates selling and transferring certain Transferred Assets to assent to the transactions contemplated by this Agreement to the extent related to such Affiliate, including by entering into the Transaction Agreements to which such Affiliate is a party;

WHEREAS, in connection with the consummation of the transactions contemplated hereby, SRI has requested, and Goodyear has agreed, to enter into a transition license agreement and a transition offtake agreement, in each case, as further described herein; and

WHEREAS, in connection with the consummation of the transactions contemplated hereby, the Parties have agreed to certain releases, as further described herein.

NOW, THEREFORE, in consideration of the mutual promises made herein and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1.
Definitions. As used in this Agreement, the following terms have the following meanings.

“2015 Framework Agreement” has the meaning set forth in the Recitals.

“Action” means any claim, complaint, demand, action, cause of action, suit, countersuit, litigation, arbitration, inquiry, audit, notice of violation, citation, summons, subpoena, proceeding or investigation of any nature (civil, criminal, administrative, regulatory or otherwise) by or before any federal, state, local, foreign (non-U.S.) or international Governmental Authority or any arbitration or mediation tribunal.

“Additional Transferred Trademarks” means all “DUNLOP” or “D Device” Trademarks registered or applied for in the Covered Territories with or by any Governmental Authority in connection with the Dunlop Product Universe that are owned by a Goodyear Group Member immediately prior to Closing.

“Affiliate” means with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person; provided, however, that the term “Affiliate” as used herein and in any other Transaction Agreement shall not include any direct or indirect shareholder of Goodyear or SRI or other Persons controlled by those shareholders unless such shareholders or other Persons are expressly included in this Agreement. For this purpose, the term control (including its use in the terms “controlled by” and “under direct or indirect common control with”) means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Person.

“Aggregate Purchase Price” has the meaning set forth in Section 2.6.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 4.15(e)(i).

“Alternate Arrangement” has the meaning set forth in Section 2.10.

“Amendment to the Turkey Trademark License” means the amendment to the Trademark License Agreement (DUNLOP Trademarks in Turkey) dated October 1, 2015 between Goodyear, Goodyear Lastikleri Turk Anonim Sirketi and SRI in the form attached hereto as Exhibit M.

“Annual Meeting” has the meaning set forth in Section 4.2(a)(iv).

“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, legislation implementing the OECD Convention Combating Bribery of Foreign Officials, and any other applicable anti-bribery or anticorruption Laws or regulations.

“Antitrust Laws” means all Laws of any jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of substantially lessening competition, monopolizing, or otherwise restraining trade, including article 101 and 102 of the Treaty on the Functioning of the European Union, the EU Merger Regulation, the EU Foreign Subsidies Regulation, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state antitrust and related Laws.

“Asset Allocation Schedule” has the meaning set forth in Section 4.15(e)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.5(a).

“Australia Business Goodwill Transfer Agreement” means the Australia Business Goodwill Transfer Agreement in the form attached hereto as Exhibit K-1A.

“Award” has the meaning set forth in Section 8.2(c)(iv).

“BE GAAP” means generally accepted accounting principles as used in Belgium as in effect at the time any applicable financial statements were or are prepared.

“Beneficial Ownership” has the meaning set forth in Section 4.2(c).

“Bill of Sale and Assignment Agreement” means a Bill of Sale and Assignment Agreement in the form attached hereto as Exhibit A-1.

“Board” has the meaning set forth in Section 4.2(a).

“Business” means the business of marketing, selling and distributing Dunlop Products, as operated by the Goodyear Group in the Covered Territories. For the avoidance of doubt, the Business shall not include any other businesses of the Goodyear Group.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York, New York, Luxembourg, Luxembourg, or Tokyo, Japan are authorized or required to be closed.

“Business Goodwill” means the value associated with the development, enhancement, maintenance, protection and exploitation of the Dunlop brand name, contributing to its overall value and market standing, encompassing elements such as brand reputation and other intangible qualities that enhance the Dunlop brand’s market position, as well as strategic efforts to maintain and enhance the Dunlop business’ positive image, and including the value associated with the intangible assets for sustaining the Dunlop business’ competitive advantage, fostering consumer trust, and ensuring the enduring positive perception of the Dunlop business within its market and industry.

“Business Goodwill Transfer Agreements” means the United States Business Goodwill Transfer Agreement, the Australia Business Goodwill Transfer Agreement, and the New Zealand Business Goodwill Transfer Agreement.

“Business Information” means any non-public Information exclusively related to the Transferred Assets, the Assumed Liabilities, the Transferring Employees or either Transferred Entity.

“Business IP Contracts” means any IP Contracts to which any Transferred Entity is a party, or by which any Transferred Entity or any of its properties or assets may be bound.

“Business Owned IP” means the Transferred IP and any other Intellectual Property owned by a Transferred Entity.

“Claim Certificate” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Date Inventory Statement” has the meaning set forth in Section 2.9(d)(i).

“Closing Date Inventory Value” means the value of the Purchased Inventory (North America) at the Closing Date, calculated in accordance with Schedule 2.9.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 7.3(c).

“Commercial Dunlop Trademark License Agreement” has the meaning set forth in Section 4.5(f).

“Commercialized Technology” has the meaning set forth in the Memorandum of Agreement.

“Confidentiality Agreement” has the meaning set forth in the Recitals.

“Consent” means approval, consent, ratification, waiver, registration, qualification, declaration, license, order or other authorization.

“Contract” means any contract, lease, deed, agreement, license, covenant, indenture, note, instrument, arrangement, commitment or any other binding understanding, whether written or oral.

“Court” has the meaning set forth in Section 8.2(c)(iv).

“Covered Territories” means the jurisdictions listed in Schedule 1-C.

“Customer Contact List” has the meaning set forth in Section 4.3(b).

“Damages” has the meaning set forth in Section 7.1.

“Data Protection Laws” means collectively, all applicable Laws to which any Goodyear Group Member is subject with respect to data privacy, data collection, data protection and data security, including relating to the Processing of personal information and the obligation to provide data breach notifications.

“De Minimis Amount” has the meaning set forth in Section 7.3(a)(i)(A).

“Disclosure Letters” means, collectively, the Goodyear Disclosure Letter and the SRI Disclosure Letter.

“Dispute” means any dispute, claim, or controversy.

“Dispute Notice” has the meaning set forth in Section 8.2(b).

“Dissolution” has the meaning set forth in the Recitals.

“DNA (Housemarks) Limited” has the meaning set forth in the Recitals.

“DNA (Housemarks) Limited Share Transfer Form” means the Share Transfer Form, to be entered into between Goodyear (as seller), SRI or an SRI Assignee (as purchaser), and DNA (Housemarks) Limited, in the form attached hereto as Exhibit A-2.

“DNA (Housemarks) Limited Shares” has the meaning set forth in the Recitals.

“DNA (Housemarks) Trademarks” means those Trademarks owned by DNA (Housemarks) Limited that are set forth on Section 1.1(b)(i) of the Goodyear Disclosure Letter.

“Domain Assignment Agreement” has the meaning set forth in Section 4.5(b).

“Dunlop Marketing Materials” has the meaning set forth in the definition of the Dunlop Materials.

“Dunlop Materials” means all (i) marketing and sales brochures and other similar sales materials used with third parties (the “Dunlop Marketing Materials”) and (ii) flat computer image files of any tread patterns and sidewall patterns listed in Section (D) on Schedule 2.2(a)(ii) that (x) are used as of the Closing in any Dunlop Marketing Materials and (y) are in the reasonable possession or control of a Goodyear Group Member as of the Closing Date.

“Dunlop Products” means all types of vehicle tires and retread tires bearing the “DUNLOP” Trademark or the “D Device” Trademark, but not including motorcycle tires, aircraft tires or solid polyurethane industrial tires.

“Dunlop Product Universe” means the following items, in each case, to the extent bearing the “DUNLOP” Trademark or the “D Device” Trademark: (i) inner tubes, flaps, repair kits, air springs, and tire repair materials, in each case, for Dunlop Products; (ii) vehicle batteries, shock absorbers, accessories and parts and fittings for vehicles; and (iii) services consisting of retreading of tires, retail, repair and fitting, in each case, relating to the Dunlop Products.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Representative” means any union, works council or other employee representative body (including European Works Councils) representing any employees of Goodyear Affiliates that Goodyear, in its reasonable discretion, deems necessary to consult pursuant to applicable Laws.

“Equity Rights” means outstanding securities, membership participation rights, options, warrants, call options, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” or other similar rights in the capital of a legal entity.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the U.S. Securities Act of 1933, as amended and, in any event, shall also include: (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, as applicable; (ii) any security or indebtedness having the attendant right to vote for directors or similar representatives; (iii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest, security or indebtedness referred to in clause (i) or (ii); (iv) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest, security or indebtedness referred to in clause (i), (ii) or (iii); and (v) any Contract to grant, issue, award, convey or sell any of the foregoing.

“Estimated Closing Date Inventory Value” has the meaning set forth in Section 2.9(a).

“Estimated TLA Termination Date Inventory Value” has the meaning set forth in Section 2.9(a).

“EU Foreign Subsidies Regulation” means Regulation (EU) 2022/2560 of the European Parliament and of the Council of 14 December 2022 on foreign subsidies distorting the internal market.

“EU Merger Regulation” means the European Union Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings.

“Europe” means the territories comprising European Union and Other European Countries in Schedule 1-C.

“European Inventory” means the Purchased Inventory held at any location or facility in Europe.

“European Transactions Agreement” means the European Transactions Agreement in the form attached hereto as Exhibit K-2.

“Excepted Third Party Claim” means a Third Party Claim (i) for injunctive or equitable relief against an Indemnitee, (ii) in which the interests of the Indemnifying Party and Indemnitee conflict, (iii) which relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iv) which relates to or arises from any Action in connection with an alleged violation of Antitrust Laws by or involving the Business prior to Closing, or (v) that the appropriate court rules, upon petition by the Indemnitee, that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.5(b).

“Excluded Taxes” means, without duplication: (i) any Taxes that are payable by or with respect to a Transferred Entity for any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in the manner set forth in Section 4.15(g)); (ii) any Taxes of another Person that are payable by a Transferred Entity (A) as a result of (1) having been a member of an affiliated, consolidated, combined or unitary Tax group or (2) having been a member of a multinational enterprise group of which Goodyear is the ultimate parent entity or (B) by operation of Law, as a transferee or successor or by Contract (other than a Contract entered into in the ordinary course of business the principal subject matter of which is not Taxes), in each case described in this clause (ii)(B), as a result of an action taken, or Contract entered into, prior to the Closing; (iii) any Taxes arising out of, or resulting from, the breach of any of the representations and warranties contained in (A) Section 3.2(m), as modified by the Goodyear Disclosure Letter, and (B) Section (c)(i)(K) of the SP Brand Holding Share Transfer Agreement (it being understood that, for the purposes of this clause (iii), such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or similar expressions); (iv) any Taxes described in Section 2.5(b)(viii); (v) any Transaction Income Taxes or Transaction Income Tax Penalties and Interest that are the responsibility of Goodyear pursuant to Section 4.15(i); and (vii) the portion of any Transfer Taxes that are the responsibility of Goodyear pursuant to Section 4.15(h); provided, that Excluded Taxes shall exclude any Transfer Taxes (including Recoverable Transfer Taxes) that are the responsibility of SRI pursuant to Section 4.15(h).

“Existing Stock” has the meaning set forth in Section 4.17(a).

“Filing Party” has the meaning set forth in Section 4.13(b).

“Final Closing Date Inventory Value” means the Closing Date Inventory Value as finalized pursuant to Section 2.9(b).

“Final TLA Termination Date Inventory Value” means the TLA Termination Date Inventory Value as finalized pursuant to Section 2.9(d).

“Financial Information” has the meaning set forth in Section 3.2(i).

“Foreign Direct Investment Laws” means the Laws that regulate investments on grounds of national security, public security or similar interests of any country and that is applicable to the Transactions.

“Fraud” means, with respect to any Party, actual, knowing and intentional fraud by such Party in the making of its representations and warranties expressly set forth in this Agreement, as determined by a court or arbitral tribunal of competent jurisdiction; provided, however, that such actual, knowing and intentional fraud shall be deemed to exist only if there shall be an affirmative showing, inter alia, that each of the following conditions is met: (i) with respect to (A) Goodyear, the individuals listed in Section 1.1(a) of the Goodyear Disclosure Letter, and (B) SRI, the individuals listed in Section 1.1(a) of the SRI Disclosure Letter, had actual (as opposed to constructive) knowledge when such Party made the applicable representation or warranty that such representation or warranty was actually inaccurate when made; (ii) such Party made such representation or warranty with the express intent to induce another Party to rely thereon and to take action or inaction to such other Party’s detriment; (iii) such reliance and subsequent action or inaction by such other Party actually occurred and were justifiable; and (iv) such action or inaction resulted in Damages to such other Party. For the avoidance of doubt, “Fraud” does not and shall not include equitable fraud, promissory fraud, unfair dealings fraud, or any tort (including fraud) based on negligence or recklessness.

“French Information and Consultation Process” has the meaning set forth in Section 2.11(a).

“French Purchase Price” has the meaning set forth in Section 2.11(b).

“French Put Option” means the “French Put Option”, as defined in the French Put Option Agreement.

“French Put Option Agreement” means that certain put option agreement dated as of the date hereof, between SRI and Goodyear, in the form attached hereto as Exhibit L.

“French Put Option Closing Date” has the meaning set forth in Section 2.11(c).

“French Put Option Exercise” means the “French Put Option Exercise”, as defined in the French Put Option Agreement.

“French Transferred Assets” means the Transferred Assets held by Goodyear Affiliates incorporated in France.

“Goodyear” has the meaning set forth in the Preamble.

“Goodyear Disclosure Letter” means the Goodyear Disclosure Letter delivered as an attachment to this Agreement by Goodyear to SRI on the date hereof.

“Goodyear Group” means Goodyear and its Subsidiaries and Affiliates, collectively, and, for the avoidance of doubt, except as otherwise expressly set forth herein (i) prior to the Closing (including in respect of any action taken or omitted to be taken, or any obligation to be performed, prior to or at the Closing), including the Transferred Entities, and (ii) as of and after the Closing (including in respect of any action taken or omitted to be taken, or any obligation to be performed, after the Closing), excluding the Transferred Entities.

“Goodyear Group Member” means any member of the Goodyear Group.

“Goodyear Indemnifying Parties” has the meaning set forth in Section 7.2.

“Goodyear Indemnitees” has the meaning set forth in Section 7.1.

“Goodyear Prepared Tax Return” has the meaning set forth in Section 4.15(a).

“Governmental Authority” means any supranational, national, federal, state, municipal or local government, political subdivision or other governmental department, court, commission, board, bureau, agency, instrumentality, or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, whether domestic or foreign (non-U.S.).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means the Goodyear Group or the SRI Group as the context requires. Any Person in a Group may be referred to as a “Member”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICC” has the meaning set forth in Section 8.2(c).

“Indebtedness” means, without duplication, any of the following Liabilities, whether secured (with or without limited recourse) or unsecured, contingent or otherwise: (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (iii) all obligations under financing or capital leases, (iv) letters of credit and any similar agreements, (v) any guarantee of or keepwell arrangement relating to any of the foregoing obligations, (vi) all obligations under conditional sale or other title retention agreements relating to any purchased property, (vii) all obligations under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), and (viii) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (v) above.

“Indemnifying Party” has the meaning set forth in Section 7.2.

“Indemnitee” has the meaning set forth in Section 7.2.

“Indemnity Cap” has the meaning set forth in Section 7.3(a)(i)(A).

“Indemnity Deductible” has the meaning set forth in Section 7.3(a)(i)(A).

“Independent Accounting Firm” means Ernst & Young, or such other internationally recognized independent public accounting firm that has not had a material relationship with the SRI Group or the Goodyear Group during the two (2) years prior to the Effective Date and is mutually agreed to by SRI and Goodyear.

“India Trademarks” has the meaning set forth in Section 4.4(i).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data.

“Intellectual Property” means all intellectual property rights worldwide, whether registered or unregistered, including such rights in and to: (i) patents (whether utility or design) and utility models, together with any re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (collectively, the “Patents”); (ii) copyrightable works and works of authorship, copyrights and moral rights; (iii) inventions (whether or not patentable), (iv) trade secrets, know-how and any other confidential or proprietary information and rights therein, including processes, algorithms, analytics, methods, architecture, schematics, formulae, models, methodologies, protocols, business plans, technical data, specifications, research and development information, and product roadmaps (collectively, the “Trade Secrets”); (v) Trademarks; (vi) Internet domain names, social media user names, handles and profiles, and other Internet addresses identifiers; (vii) databases and rights therein; (viii) Software and rights therein; (ix) designs and rights therein; (x) all registrations and applications of and for any of the foregoing and the right to apply for the same; and (xi) claims and rights to sue and recover damages or other remedies for past, present and future infringement, misappropriation, or other violation of any of the rights referred to in clauses (i) through (x).

“Inventory” means any inventory of Dunlop Products in the form of finished goods, whether held at any location or facility owned or leased by the Goodyear Group or in transit to any Goodyear Group Member or held by third parties on behalf of the Goodyear Group.

“Inventory Value” means the TLA Termination Date Inventory Value plus the Closing Date Inventory Value.

“IP Contracts” means any Contract providing for any (a) licenses of Intellectual Property by any Goodyear Group Member (including the Transferred Entities) to any third party, (b) licenses of Intellectual Property by any third party to any Goodyear Group Member (including the Transferred Entities), or (c) settlements of Actions by or against any Goodyear Group Member (including the Transferred Entities) containing restrictions on the use, registrability or enforceability of Intellectual Property.

“Judgment” has the meaning set forth in Section 3.1(g)(iv).

“Knowledge” means with respect to (i) Goodyear, the actual knowledge of the persons set forth in Section 1.1(a) of the Goodyear Disclosure Letter and (ii) SRI, the actual knowledge of the persons set forth in Section 1.1(a) of the SRI Disclosure Letter, in each case of clauses (i) and (ii), after reasonable inquiry of such persons’ direct reports who have responsibility for the applicable subject matter.

“Law” means any foreign (non-U.S.) or domestic law, statute, code, ordinance, rule, regulation, treaty, or judgment, enacted, entered or promulgated by a Governmental Authority.

“Legacy OEM Activities” has the meaning set forth in Section 4.5(i).

“Liability” means any debt, demand, liability, adverse claim, judgment or interest, guarantee, setoff, recoupment, offset or obligation of whatever kind or nature (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due and regardless of when asserted).

“Licensed Intellectual Property” means any and all Intellectual Property to which any Goodyear Group Member receives a license or other right to use pursuant to any Business IP Contract.

“Liens” means mortgages, liens, licenses, security interests, encumbrances, leases, assignments, sub-leases, easements, covenants, rights-of-way or other similar restrictions of any nature whatsoever and, with respect to the DNA (Housemarks) Limited Shares or the SP Brand Holding Shares, also includes any rights of pledge, usufruct, depositary receipts issued for shares, proxy, voting trust, perpetual clauses, lease rights, personal right of enjoyment or use, or other encumbrance securing any obligation of any person, any right of first refusal, option, attachment, right of pre-emption, or any other third party rights or security interest of any kind or an agreement to create any of the foregoing, or any equity, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement; provided, however, that Liens do not include any non-exclusive licenses to Intellectual Property granted in the Ordinary Course.

“Local Transfer Agreements” means, collectively, the Bill of Sale and Assignment Agreement, the Business Goodwill Transfer Agreements, the DNA (Housemarks) Limited Share

Transfer Form, the European Transactions Agreement, and the SP Brand Holding Share Transfer Agreement.

“Material Adverse Effect” with respect to a Person or the Business means any circumstance, change, development, event, condition, occurrence, effect or state of facts that, individually or in the aggregate, has had a material adverse effect or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, results of operations, or condition (financial or otherwise) of such Person or, as applicable, the Business taken as a whole; provided, however, that any such effect resulting from or arising due any of to the following clauses (i) through (ix), individually or in the aggregate, shall not constitute a Material Adverse Effect and shall be excluded from any determination as to whether a Material Adverse Effect has occurred or exists or would reasonably be expected to occur or exist: (i) the entering into of this Agreement or any other Transaction Agreement or public announcement or consummation of any or all of the Transactions, (ii) any change or condition generally affecting the industry within which the Person operates, (iii) any change in economic, financial market, regulatory or political conditions generally affecting the industry within which the Person or Business operates, (iv) any outbreak or worsening of war or hostilities or terrorist act, including any cyber terrorism or cyber attack, or changes in political conditions, (v) any calamity, natural disaster, epidemic, pandemic, or disease outbreak or worsening or any similar crisis, (vi) any change or proposed change in Law or accounting principles or official binding interpretations thereof, except, in the case of clauses (ii) through (vi), to the extent having a materially disproportionate impact on such Person or Business as compared to similarly situated Persons or businesses in the industry within which the Person or Business operates, (vii) any failure of the Person or Business to meet any projections or forecasts (but excluding the underlying cause of any such failure), (viii) compliance with the terms of, or the taking of any actions required by, or omitting to take any actions prohibited by, this Agreement, or (ix) any existing event, occurrence, or circumstance with respect to which a Party has Knowledge as of the Effective Date (including any matter set forth in the Disclosure Letters).

“Material Contract” of a Person means any Contract (other than a Terminating Agreement or a Surviving Agreement) to which the Person is a party, or by which it or any of such Person’s properties or assets is bound, of any type listed below:

(a)
any offtake, supply, or service Contract contemplating annual payments or receipts in excess of $1,000,000;
(b)
any lease or sub-lease entered into by the Person relating to property contemplating annual payments in excess of $1,000,000;
(c)
any Contract (i) relating to any Indebtedness of the Person other than overdraft facilities of the Person not exceeding $1,000,000, (ii) granting Liens (other than statutory or precautionary Liens) in the property of the Person or (iii) providing any guarantee by the Person of the obligations or Indebtedness of another Person;
(d)
to the extent not otherwise defined as a Material Contract pursuant to the other subparts of this definition, any Contract entered into by the Person which is not cancelable by such Person without penalty on 90 days’ or less notice and involves annual payments in excess of $1,000,000;
(e)
any strategic partnership, joint venture or similar Contract entered into by the Person;
(f)
any stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement entered into by the Person under which there remain any outstanding Liabilities (other than an inchoate indemnity obligation with respect to due authorization);
(g)
any Contract of the Person providing for the automatic acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of the Person;
(h)
any Contract between or among the Person and any Governmental Authority or state-owned enterprise;
(i)
any exclusive Contract with sales agents, brokers or similar parties;
(j)
any Contract under which the Person has made advances or loans to any other Person for which amounts are due to the Person;
(k)
any Contract that prohibits or restricts, in any material respect, the ability of the Person to conduct, engage or operate its business in any geographical area or to compete with any Person or contains material exclusivity obligations on the Person;
(l)
any Contract that provides for earn-outs or other similar contingent obligations;
(m)
any Contract containing a “most favored nation” or “most favored pricing” or similar provision (other than any Contract with an OEM which includes such provisions in the standard terms and conditions for such OEM) which is not cancelable by the Goodyear Group Member or SRI Group Member, as applicable, party thereto without penalty on 90 days’ or less notice and involves annual payments or receipts in excess of $1,000,000;
(n)
any Contract (i) pursuant to which (A) a Transferred Entity grants to a third party a license or other right to use Intellectual Property or (B) a Goodyear Group Member grants to a third party a license or other right to use any Transferred IP (other than, in each case of (A) and (B), non-exclusive licenses of Intellectual Property (x) to customers or (y) to contractors, consultants or service providers solely for the provision of services, in each case, granted in the Ordinary Course) and (ii) pursuant to which (A) a Transferred Entity obtains a license or other right to use any material Intellectual Property or (B) (x) SP Brand Holding obtains a license or other right to use any Licensed Intellectual Property or (y) DNA (Housemarks) Limited obtains a license or other right to use any material Licensed Intellectual Property (other than, in each case of (A) and (B), licenses for Open Source

Software, unmodified “off-the-shelf” Software or other Software generally commercially available on standard terms and conditions); and
(o)
any Contract that requires the Person to purchase its total requirements of any product or service from a third party or that contains “take or pay” or similar provisions.

“Member” means a member of the Goodyear Group or SRI Group, as applicable.

“Memorandum of Agreement” means that certain Memorandum of Agreement, effective as of January 1, 2012, by and between Goodyear and SRI, a copy of which is set forth on Section 1.1(c) of the Goodyear Disclosure Letter.

“Motorcycle Dunlop Trademark License Agreement” has the meaning set forth in Section 4.5(e).

“Net Sales” means the actual invoice price to its first non-Affiliate customer of all Dunlop Products manufactured and/or sold by Goodyear and its Affiliates (but excluding any Dunlop Product manufactured or supplied by, or purchased or procured by Goodyear or its Affiliates from, SRI or its Affiliates) based on the gross sales price of each such Dunlop Product excluding all VAT and any other sales, use and other similar non-income Taxes and any ecological taxes, environmental taxes and other similar tire disposal and/or recycling fees reflected in such invoice price, less all discounts, rebates or deductions allowed to customers for such invoice price, less any transportation and delivery charges borne by Goodyear and its Affiliates and less allowances made for return of defective merchandise but including defective products which are repaired or replaced without being reinvoiced.

“New Commercialized Technology” has the meaning set forth in the Memorandum of Agreement.

“New Non-Commercialized Technology” has the meaning set forth in the Memorandum of Agreement.

“New Zealand Business Goodwill Transfer Agreement” means the New Zealand Business Goodwill Transfer Agreement in the form attached hereto as Exhibit K-1B.

“NGY Supply Agreement” means that certain amended and restated supply agreement, entered into as of January 16, 2023, by and between SRI and Goodyear Japan Limited, a company organized and existing under the laws of Japan (“NGY”).

“Non-Commercialized Technology” has the meaning set forth in the Memorandum of Agreement.

“Non-Transferred Asset” has the meaning set forth in Section 2.10.

“North America” means the territories comprising North America in Schedule 1-C.

“Objections Notice” has the meaning set forth in Section 4.15(e)(ii).

“Oceania” means the territories comprising Oceania in Schedule 1-C.

“OEM” means original equipment motor vehicle manufacturer.

“Omitted Dunlop Trademark” has the meaning set forth in Section 4.11(c).

“Omitted Service” has the meaning set forth in Section 4.4(e).

“Omitted Service Notice” has the meaning set forth in Section 4.4(e).

“Open Source Software” means “open source” Software or other Software having similar licensing or distribution models (including Software licensed pursuant to any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkely Software Distribution License, Open Source Initiative License, or MIT or Apache licenses).

“Ordinary Course” means with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practices, including with regard to nature, frequency, timing and magnitude.

“Organizational Documents” means the certificates or articles of incorporation, certificates of formation, memoranda and articles of association, articles or certificates of partnership, bylaws, partnership, limited liability company or limited partnership agreements and other formation or governing documents of a particular legal entity.

“Outside Date” has the meaning set forth in Section 6.1(b).

“Overhead and Shared Services” means any ancillary or corporate shared services that are provided to both (a) the Business or either Transferred Entity and (b) other businesses of the Goodyear Group, including the following: travel and entertainment services; temporary labor services; office supplies services; telecommunications services; information technology, computer or telecommunications maintenance and support services; fleet services; energy or utilities services; procurement and supply arrangements; treasury services; public relations, legal and risk management services (including workers’ compensation); payroll services; telephone or data connectivity services; disaster recovery services; accounting services; tax services; internal audit services; executive management services; investor relations services; human resources and employee relations management services; employee benefits services; credit, collections and accounts payable services; property management services; environmental support services; quality monitoring services; corporate secretary services; and customs and excise services.

“Party” means each Person listed as a party in the Preamble, together with their permitted successors and assigns.

“Patent Assignment Agreement” has the meaning set forth in Section 4.5(d).

“Permits” means all domestic and foreign (non-U.S.) federal, state and other permits, licenses, registrations, agreements, certificates, approvals, waivers, no-action letters authorizations and similar rights issued, granted or recognized by any Governmental Authority held, used or relied upon by the applicable Person in connection with its business and operations.

“Permitted Liens” means: (i) Liens relating to Taxes which are not due and payable as of the Closing Date; (ii) common law or statutory Liens arising or incurred in the Ordinary Course; (iii) Liens arising under any Surviving Agreement or any Transaction Agreement, and (iv) Liens that will be released as of or prior to the Closing Date.

“Permitted Purpose” has the meaning set forth in Section 4.6(a).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, entity, incorporated organization or government, as well as any syndicate or group that would be deemed to be a person or group under Section 13(d)(3) of the Exchange Act.

“Pneumant PCR Europe Trademark Assignment Agreement” has the meaning set forth in Section 4.4(c).

“Pre-Closing Tax Claim” means a Tax audit, assessment, claim or other Action brought by a Governmental Authority for: (i) the Transferred Entities or the Transferred Assets with respect to a Pre-Closing Tax Period, (ii) any Transfer Taxes arising in respect of or in connection with any amount payable under this Agreement or (iii) any Transaction Income Taxes.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Processing” means any operation or set of operations which is performed on personal information, whether or not by automated means, including collection, recording, organizing, structuring, storage, adaption, alteration, moderation, retrieval, consultation, use, disclosure, transmission, dissemination, control or otherwise making available, alignment or combination, erasure or destruction, restriction or transfer (including cross border transfers).

“Purchased Inventory” means, collectively, the Purchased Inventory (Europe) and the Purchased Inventory (North America).

“Purchased Inventory (Europe)” means, in the aggregate, all Inventory that is purchased by SRI on the TLA Termination Date in accordance with the Transition License Agreement.

“Purchased Inventory (North America)” means, in the aggregate, all Inventory in North America as of the Closing Date that is on the Closing Date no more than two (2) years old from the date of manufacture and in a saleable condition.

“Recoverable Transfer Taxes” means all Transfer Taxes that are reasonably expected to be refunded, deducted, credited or recovered by SRI or any of its Affiliates in any other way (including by way of an applicable credit system (such as a credit system that allows an input VAT credit to the relevant taxpayer)), and the Parties agree, for the avoidance of doubt, that input VAT (meaning VAT on supplies made to SRI or any of its Affiliates by Goodyear or any of its Affiliates) shall be regarded as being reasonably expected to be refunded, deducted, credited or recovered by SRI or its relevant Affiliate for this purpose (whether or not such VAT is in fact refunded, deducted, credited or recovered) if that VAT would be refundable, deductible, creditable or recoverable if SRI or its relevant Affiliate (as applicable): (i) were registered for VAT purposes in the jurisdiction in which the relevant VAT is charged and (ii) took all procedural and other steps available to a VAT registered person in that jurisdiction to secure the refund, deduction, credit or recovery of the VAT.

“Registered Transferred IP” means all Intellectual Property included in the Business Owned IP that is owned as of the Closing by any Goodyear Group Member (including all such Intellectual Property owned by a Goodyear Group Member which is registered in the name of a predecessor of any Goodyear Group Member) that are registered or applied for registration with or by any Governmental Authority or quasi-public legal authority, including a domain name registrar, including (i) the registered Transferred Dunlop Trademarks, (ii) the registered DNA (Housemarks) Trademarks, (iii) the registered SP Brand Holding Trademarks, (iv) the Internet domain names listed in Section (C) on Schedule 2.2(a)(ii), (v) the Patents listed in Section (E) on Schedule 2.2(a)(ii) and (vi) the Additional Transferred Trademarks; provided, that Additional Transferred Trademarks shall not constitute Registered Transferred IP for purposes of the representations and warranties given in Article III herein.

“Released Goodyear Person” has the meaning set forth in Section 8.16.

“Released SRI Person” has the meaning set forth in Section 8.16.

“Releasing Goodyear Person” has the meaning set forth in Section 8.16.

“Releasing SRI Person” has the meaning set forth in Section 8.16.

“Representative” of a Person means such Person’s directors, officers, employees, agents, accountants, counsel and other advisors and representatives.

“Response Period” has the meaning set forth in Section 4.15(e)(ii).

“Retained Claim” has the meaning set forth in Section 2.2(b)(viii).

“Retained Claim Rights” has the meaning set forth in Section 2.2(b)(viii).

“Retained Claim Side Letter” has the meaning set forth in Section 4.4(d).

“Reverse Charge Transfer Tax VAT” means any Transfer Tax comprising VAT for which SRI (or any its Affiliates) is the statutory taxpayer under a reverse charge mechanism.

“Reviewing Party” has the meaning set forth in Section 4.13(b).

“Sanctioned Country” means any country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (including Belarus, Crimea, Cuba, Iran, North Korea, Russia and Syria).

“Sanctioned Person” means (i) a Person with whom dealings are restricted or prohibited by, or are sanctionable under any Sanctions, (ii) a Person located organized, located or resident in a Sanctioned Country, or (iii) a Person 50% or more owned or otherwise controlled by a Person identified in clause (i) or (ii).

“Sanctions” means any economic sanctions or trade restrictions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or any other authority with jurisdiction over the Business.

“Software” means computer software and code, including source code, object code, disks, documentation, operating manuals, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation.

“SP Brand Holding” has the meaning set forth in the Recitals.

“SP Brand Holding Share Transfer Agreement” means the Transfer Agreement to be entered into between Goodyear France SAS, Goodyear Operations S.A. and Goodyear Germany GmbH (as sellers), the relevant SRI Assignees (as purchasers), and SP Brand Holding, in the form attached hereto as Exhibit A-3.

“SP Brand Holding Shares” has the meaning set forth in the Recitals.

“SP Brand Holding Trademarks” means those Trademarks owned by SP Brand Holding that are set forth on Section 1.1(b)(ii) of the Goodyear Disclosure Letter.

“SRI” has the meaning set forth in the Preamble.

“SRI Assignee” means any Affiliate of SRI designated by SRI not later than three (3) Business Days prior to the Closing Date to acquire or receive any right, property or asset which any SRI Group Member is entitled to acquire or receive under any Transaction Agreement.

“SRI Benefit Party” has the meaning set forth in Section 4.17(d)(i).

“SRI Disclosure Letter” means the SRI Disclosure Letter delivered as an attachment to this Agreement by SRI to Goodyear on the date hereof.

“SRI Group” means SRI and its Subsidiaries and Affiliates, including the SRI Assignee, collectively, and, for the avoidance of doubt, except as otherwise expressly set forth herein (i) prior to the Closing (including in respect of any action taken or omitted to be taken, or any obligation to be performed, prior to or at the Closing), excluding the Transferred Entities, and

(ii) as of and after the Closing (including in respect of any action taken or omitted to be taken, or any obligation to be performed, after the Closing), including the Transferred Entities.

“SRI Group Member” means any member of the SRI Group.

“SRI Indemnifying Parties” has the meaning set forth in Section 7.1.

“SRI Indemnitees” has the meaning set forth in Section 7.2.

“SRI Material Adverse Effect” means any material adverse effect on the ability of SRI or any other SRI Group Member to perform its obligations under the Transaction Agreements and consummate the Transactions.

“SRI Prepared Tax Return” has the meaning set forth in Section 4.15(a).

“Standstill Period” has the meaning set forth in Section 4.2(a).

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Subject Company” has the meaning set forth in Section 4.2(a).

“Subsidiary” means, with respect to any specified Person, any Person that is, directly or indirectly, controlled by that specified Person. For this purpose, “control” as used in the phrase “controlled by” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Person.

“Surviving Agreements” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all taxes and all levies and assessments in the nature of taxation imposed by any Governmental Authority, including all income, license, registration, alternative minimum or add-on, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds or net or gross receipts, transfer, stamp, withholding, windfall profits, environmental, premium, occupation, capital stock, unemployment, disability, payroll, employment, social security contributions, custom duties, excise or property taxes (including real and personal property taxes), (but, for the avoidance of doubt, excluding water rates, business rates and other utility or local authority charges), together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, whether disputed or not.

“Tax Returns” means all returns, declarations, reports or forms (including any elections, claims for refund, estimates, information returns and statements) filed or required to be filed in respect of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminating Agreements” has the meaning set forth in Section 2.1.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“TLA Termination Date” means the date on which the termination of the Transition License Agreement occurs.

“TLA Termination Date Inventory Value” means the value of the Purchased Inventory (Europe) at the TLA Termination Date, calculated in accordance with Schedule 2.9.

“Trademark Assignment Agreement” has the meaning set forth in Section 4.5(a).

“Trademarks” means all trademarks, service marks, trade dress and trade names, corporate names and any other identifiers indicating the business or source of goods or services, together with the goodwill of the business connected with the use of, and symbolized by, any of the foregoing, whether registered or unregistered.

“Transaction Agreements” means, collectively, this Agreement, the Local Transfer Agreements, the Transition Offtake Agreement, the Transition License Agreement, the Pneumant PCR Europe Trademark Assignment Agreement, the Trademark Assignment Agreement, the Domain Assignment Agreement, the Tread Pattern Assignment Agreement, the Patent Assignment Agreement, the Motorcycle Dunlop Trademark License Agreement, the Commercial Dunlop Trademark License Agreement, the Amendment to the Turkey Trademark License, and the Retained Claim Side Letter.

“Transaction Income Taxes” has the meaning set forth in Section 4.15(j).

“Transaction Income Tax Penalties and Interest” has the meaning set forth in Section 4.15(i).

“Transactions” means the transactions contemplated by the Transaction Agreements, including (i) the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities, and (ii) the entry into and delivery of the Transition Offtake Agreement, the Transition License Agreement, the Pneumant PCR Europe Trademark Assignment Agreement, the Trademark Assignment Agreement, the Domain Assignment Agreement, the Tread Pattern Assignment Agreement, the Patent Assignment Agreement, the Motorcycle Dunlop Trademark License Agreement, the Commercial Dunlop Trademark License Agreement, and the Amendment to the Turkey Trademark License.

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Dunlop Trademarks” means the Trademarks set forth in Schedule 2.2(a)(ii).

“Transferred Entities” means DNA (Housemarks) Limited and SP Brand Holding.

“Transferred Entities’ Contracts” has the meaning set forth in Section 3.2(h).

“Transferred IP” has the meaning set forth in Section 2.2(a)(ii).

“Transferring Employees” has the meaning set forth in Section 4.17(d)(i).

“Transfer Tax” means all stamp, transfer (including real estate transfer), documentary, sales, use, value-added, registration and other similar Taxes (including any penalties and interest), and all customs duties, tariffs and similar importation charges, incurred in connection with the Transactions (including the purchase and sale of the French Transferred Assets, but excluding the purchase and sale of the Purchased Inventory (Europe) and the Transactions contemplated by the Transition Offtake Agreement, the Transition License Agreement and the Retained Claim Side Letter), this Agreement (including any of the transactions contemplated by Section 4.11) or any of the other Transaction Agreements (other than the Transition Offtake Agreement, the Transition License Agreement and the Retained Claim Side Letter). For the avoidance of doubt, Transfer Taxes shall include VAT and exclude all Transaction Income Taxes.

“Transition License Agreement” has the meaning set forth in Section 4.4(a).

“Transition Offtake Agreement” has the meaning set forth in Section 4.4(b).

“Transition Support Fee” has the meaning set forth in Section 2.6.

“Tread Pattern Assignment Agreement” has the meaning set forth in Section 4.5(c).

“UK GAAP” means generally accepted accounting principles as used in the United Kingdom as in effect at the time any applicable financial statements were or are prepared.

“Umbrella Agreement” has the meaning set forth in the Recitals.

“United States Business Goodwill Transfer Agreement” means the United States Business Goodwill Transfer Agreement in the form attached hereto as Exhibit K-3.

“VAT” means any value added tax or any tax of a similar nature, wherever imposed, including but not limited to (i) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) or any national law of an EU member state in respect of such directive; (ii) value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994; or (iii) any Good & Services Tax under the laws of Australia and New Zealand.

“Voting Securities” has the meaning set forth in Section 4.2(b).

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party at least two (2) Business Days prior to the due date for the payment.

1.2.
Usage. The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Disclosure Letters, Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Disclosure Letter, Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to a country shall be construed to include such country, and each such country and any successor states, countries or jurisdictions that hereafter exist in all or any significant portion of such country or any successor thereto. Any reference herein to “dollars” or “$” means United States dollars.
1.3.
Disclosure Letters. Notwithstanding anything to the contrary contained in the Disclosure Letters, this Agreement or any other Transaction Agreement, the information and disclosures contained in any Section of any Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement or any other Transaction Agreement. The Disclosure Letters are intended only to qualify and limit the representations, warranties and covenants of the Parties contained in this Agreement and any other Transaction Agreement, and in no event shall the listing of items or matters in the Disclosure Letters be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants of either Party contained in this Agreement or any other Transaction Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement, any Section of any other Transaction Agreement or any Section of the Disclosure Letters shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement, in any other Transaction Agreement or in the Disclosure Letters. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The disclosure of any item or information in any Disclosure Letter is not an admission by such Party that such item or information (or any non-disclosed item or information of comparable or greater significance) is material, required to have been disclosed in such Disclosure Letter, or is of a nature that would reasonably be expected to have a Material Adverse Effect on the Business.

Article II

Purchase and Sale of Assets; Assumption of Liabilities

2.1.
Terminating and Surviving Agreements. At Closing, upon the terms and subject to the conditions set forth in this Agreement, and notwithstanding any provision therein to the contrary, (i) the Contracts set forth in Schedule 2.1-A (collectively, the “Terminating Agreements”), (ii) each other Contract entered into by and between any Goodyear Group Member, on the one hand, and any SRI Group Member, on the other hand, in execution or performance of any Terminating Agreement and (iii) all Contracts, including all obligations to provide goods, services, license or other benefits, between any Goodyear Group Member (other than a Transferred Entity), on the one hand, and any Transferred Entity, on the other hand, shall be terminated in full and be of no further force or effect, without the survival of any provision therein (including terms that expressly survive termination) and without any further action of the Parties or any other party to any such Terminating Agreement or other Contract. All other Contracts entered into by and between any Goodyear Group Member, on the one hand, and any SRI Group Member, on the other hand, including this Agreement and the Contracts set forth in Schedule 2.1-B (collectively, the “Surviving Agreements”) and, for the avoidance of doubt, (i) any Contract entered into by and between any Goodyear Group Member, on the one hand, and any SRI Group Member, on the other hand, in execution or performance of any Surviving Agreement and (ii) any Contract set out in the schedules, annexes or exhibits to the Surviving Agreements, shall survive the Closing. The other Transaction Agreements shall take effect from and after the Closing in accordance with their terms. Each of Goodyear and SRI hereby agree that, except to the extent expressly set forth herein, no Goodyear Group Member or SRI Group Member shall owe any Person any termination fee, payment or consideration of any kind in respect of the termination of the Terminating Agreements.
2.2.
Transfer of Transferred Assets; Excluded Assets.
(a)
Transferred Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Goodyear shall, and shall cause the relevant Goodyear Group Members to, sell, assign, convey and transfer (and assent to such sale, assignment, conveyance and transfer) to SRI or an SRI Assignee, as applicable, and SRI or such SRI Assignee, as applicable, shall acquire from Goodyear or the relevant Goodyear Group Member, as applicable, all right, title and interest in and to the following assets, properties and rights of Goodyear or another Goodyear Group Member to the extent such assets, properties and rights exist as of the Closing Date (collectively, the “Transferred Assets”; provided, that Additional Transferred Trademarks shall not constitute Transferred Assets for purposes of the representations and warranties given in Article III herein), in each case free and clear of any Liens (other than Permitted Liens) and in consideration for the portion of the Aggregate Purchase Price allocated to such Transferred Asset pursuant to and in accordance with Section 4.15(e)(i):
(i)
the Business Goodwill;
(ii)
the (A) Transferred Dunlop Trademarks, together with the goodwill symbolized by the Transferred Dunlop Trademarks; (B) Additional Transferred Trademarks, together with the goodwill symbolized thereby; (C) the Internet domain names listed in Section (C) on Schedule 2.2(a)(ii) (which shall, for the avoidance of doubt, exclude any such domain names relating to the Dunlop motorcycle tires); (D) the design rights in the tread patterns and sidewall patterns listed in Section (D) on Schedule 2.2(a)(ii); and (E) the Patents listed in Section (E) on Schedule 2.2(a)(ii) (all claims, causes of actions and defenses relating to the enforcement of the items set forth the foregoing (A), (B), (C), (D), and (E), and any and all rights to sue for past, present and future misappropriation, infringement or other violation thereof, other than the Retained Claim Rights (collectively, the “Transferred IP”));
(iii)
the Purchased Inventory; provided that the assignment, conveyance and transfer of European Inventory shall occur at the termination of the Transition License Agreement in accordance with the terms thereof, and the payment for European Inventory pursuant to this Article II shall constitute only a prepayment for the purchase of such Inventory under the Transition License Agreement;
(iv)
the DNA (Housemarks) Limited Shares, in accordance with Section 2.3;
(v)
the SP Brand Holding Shares, in accordance with Section 2.4; and
(vi)
all non-income Tax Returns (and supporting work papers) related to the Transferred Assets (other than Tax Returns and supporting work papers (or any portion thereof) related to (A) Taxes that are not primarily related to a Transferred Entity or any Transferred Asset or (B) any consolidated, combined, affiliated or unitary group for Tax purposes that includes Goodyear or any of its Affiliates that is not a Transferred Entity); and
(vii)
all Dunlop Materials exclusively related to Dunlop Products (excluding any Intellectual Property embodied therein, but including the copyrights in the Dunlop Marketing Materials exclusively related to Dunlop Products).
(b)
Excluded Assets. Notwithstanding Section 2.2(a), Section 2.3, Section 2.4 or anything in this Agreement to the contrary, SRI expressly acknowledges and agrees that it is not purchasing or acquiring, and neither Goodyear nor any other Goodyear Group Member is selling, assigning, transferring or conveying, any assets or properties of Goodyear or any other Goodyear Group Member other than the Transferred Assets pursuant to and in accordance with Section 2.2(a), and all such other assets and properties shall be excluded from the Transferred Assets (collectively, the “Excluded Assets”), including the following:
(i)
all Intellectual Property which is not Transferred IP, including the Intellectual Property set forth in Schedule 2.2(b)(i) and any Intellectual Property licensed by any Goodyear Group Member to any SRI Group Member pursuant to any Transaction Agreement (such licensed Intellectual Property, the “Goodyear Licensed IP”), including in each case all claims, causes of action and defenses relating to the enforcement thereof, and any and all rights to sue for past, present and future misappropriation, infringement or other violation thereof;
(ii)
the rights that accrue or will accrue to Goodyear and any of its Affiliates pursuant to this Agreement or any other Transaction Agreement;
(iii)
the corporate seals, minute books, stock books, books of account or other records having to do with the corporate organization of Goodyear or any other Goodyear Group Member (other than the Transferred Entities) and any other books and records that Goodyear or any of its Affiliates is prohibited from disclosing or transferring to SRI under applicable Law or is required by applicable Law to retain;

(iv)
all cash and cash equivalents, bank accounts and securities of any kind of Goodyear or any other Goodyear Group Member (other than the Transferred Entities);
(v)
all Contracts that inure to the benefit or burden of, or otherwise relate to, the Business and any other business of Goodyear or any other Goodyear Group Member, including any Contract under which any Goodyear Group Member has obligations in respect of Legacy OEM Activities (other than any Contract to which either of the Transferred Entities are a party);
(vi)
all insurance policies of Goodyear or any other Goodyear Group Member, and all rights to applicable claims and proceeds thereunder;
(vii)
all rights (A) in connection with any Action of any nature available to or being pursued by Goodyear or any other Goodyear Group Member, whether arising by way of counterclaim or otherwise, and (B) under warranties, indemnities and all similar rights of Goodyear or any other Goodyear Group Member against third parties;
(viii)
any rights related to the Action described on Section 2.2(b)(viii) of the Goodyear Disclosure Letter (the “Retained Claim”), including any rights to collect damages, settlement amounts or other payments or awards therefrom (collectively, all such rights, the “Retained Claim Rights”);
(ix)
all assets, properties and rights used by Goodyear or any other Goodyear Group Member in connection with the provision of Overhead and Shared Services or with Legacy OEM Activities;
(x)
all the product homologations specific to the Dunlop Products, as homologated by the Netherlands Vehicle Authority (RDW) or the Luxembourg Société Nationale de Certification et d’Homologation (SNCH) or any other similar Governmental Authority, as well as the other product registrations, certifications and labels that will be required by Goodyear or any other Goodyear Group Member in connection with the performance of their obligations under the Transition Offtake Agreement, which may be transferred to SRI at the termination of the Transition Offtake Agreement upon SRI’s request and at its expense;
(xi)
all assets, properties and rights that will be required by Goodyear or another Goodyear Group Member in connection with the performance of their obligations under the Transition License Agreement or for Legacy OEM Activities;
(xii)
all Molds (as defined in the Transition Offtake Agreement);
(xiii)
(A) all attorney-client privilege and attorney work-product protection of Goodyear or associated with the Business or either Transferred Entity as a result of legal counsel representing Goodyear, the Business or either Transferred Entity in connection with the transactions contemplated by this Agreement; (B) all documents subject to the attorney-client privilege and work-product protection described in the foregoing subsection (A); and (C) all documents which are not Transferred Assets maintained by Goodyear or any other Goodyear Group Member in connection with the transactions contemplated by this Agreement;
(xiv)
(A) Tax Returns (and supporting work papers) related to Taxes paid or payable by Goodyear or any Goodyear Group Member (other than a Transferred Entity) other than any such Tax Returns and supporting work papers specifically identified as Transferred Assets and (B) Tax Returns of any consolidated, combined, affiliated or unitary group that includes Goodyear or any of its Affiliates that is not a Transferred Entity; and
(xv)
any prepaid Taxes and any refunds, credits, overpayments, or similar items or recoveries of or against any (A) Taxes of Goodyear or any of its Affiliates (other than DNA (Housemarks) Limited or SP Brand Holding), (B) Excluded Liabilities and (C) Excluded Taxes.
2.3.
Transfer of DNA (Housemarks) Limited Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement and the DNA (Housemarks) Limited Share Transfer Form, Goodyear shall, and shall cause each applicable Goodyear Group Member holding any right, title or interest in the DNA (Housemarks) Limited Shares to, sell, assign, convey and transfer to SRI or an SRI Assignee, as applicable, and SRI or such SRI Assignee, as applicable, shall acquire from Goodyear and all applicable Goodyear Group Members, all right, title and interest in and to the DNA (Housemarks) Limited Shares, which are all of the shares in DNA (Housemarks) Limited owned by the Goodyear Group, free and clear of any Liens (other than restrictions on transfer imposed under applicable securities Laws or under the Organizational Documents of DNA (Housemarks) Limited) and together with all rights attached or accruing to them at the Closing (including the right to receive all dividends, other distributions or any return of capital declared, made or paid in respect of the DNA (Housemarks) Limited Shares on or after the Effective Date), in exchange for the value prescribed to the DNA (Housemarks) Limited Shares in the Allocation Schedule.
2.4.
Transfer of SP Brand Holding Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement and the SP Brand Holding Share Transfer Agreement, Goodyear shall, and shall cause each applicable Goodyear Group Member holding any right, title or interest in the SP Brand Holding Shares to, sell, assign, convey and transfer to at least two SRI Assignees incorporated in at least two different Member States of the European Union, and such SRI Assignees shall acquire from Goodyear and all applicable Goodyear Group Members, all right, title and interest in and to the SP Brand Holding Shares, which comprises the entire participation share in SP Brand Holding owned by the Goodyear Group, free and clear of any Liens (other than restrictions on transfer imposed under applicable securities Laws or under the Organizational Documents of SP Brand Holding), together with all rights attaching or accruing to them at the Closing, in exchange for the value prescribed to the SP Brand Holding Shares in the Allocation Schedule.
2.5.
Assumed Liabilities; Excluded Liabilities.
(a)
Assumed Liabilities. From and after the Closing, upon the terms and subject to the conditions set forth in this Agreement, SRI or an SRI Assignee, as applicable, shall assume and agree to pay, perform, satisfy and discharge only the following Liabilities of Goodyear and any other Goodyear Group Member (collectively, the “Assumed Liabilities”):
(i)
all Liabilities arising after the Closing for any application, registration, maintenance, renewal or other fees, costs or expenses for prosecution, filing or maintenance of any of the Registered Transferred IP;
(ii)
all Liabilities arising after the Closing relating to the DNA (Housemarks) Limited Shares or the SP Brand Holding Shares; and
(iii)
all other Liabilities and obligations arising out of, or relating to, the ownership, use, maintenance, licensing or operation of the Business, the Transferred Assets, a Transferred Entity, the DNA (Housemarks) Trademarks or the SP Brand Holding Trademarks, in each case, by SRI or any SRI Group Member, after the Closing.
(b)
Excluded Liabilities. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither SRI nor any other SRI Group Member shall assume or be responsible to pay, perform, satisfy or discharge any Liabilities of any Goodyear Group Member other than the Assumed Liabilities (the “Excluded Liabilities”). Goodyear shall, and shall cause each Goodyear Group Member to, pay and satisfy in due course all Excluded Liabilities which they are each obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:
(i)
all Liabilities of Goodyear or any other Goodyear Group Member relating to or arising out of any Excluded Assets;
(ii)
all Liabilities of Goodyear or any other Goodyear Group Member arising or incurred in connection with the negotiation, preparation, investigation and performance of any of the Transaction Agreements and the transactions contemplated thereby, including fees and expenses of counsel, accountants, consultants, and advisers;
(iii)
all Liabilities relating to employees of any Goodyear Group Member;
(iv)
all Liabilities, whether or not arising prior to or after the Closing, relating to any recall, design defect or similar claims of any Dunlop Products manufactured and sold by Goodyear or any other Goodyear Group Member (excluding, for the avoidance of doubt, any Dunlop Products manufactured by SRI or any of its Affiliates) during the period prior to the Closing;
(v)
all Liabilities in connection with any Action of any nature available to or being pursued by Goodyear or any Goodyear Group Member, whether arising by way of counterclaim or otherwise (including pursuant to the Retained Claim Side Letter and the matter disclosed in Section 2.5(b)(v) of the Goodyear Disclosure Letter);
(vi)
all Liabilities in connection with the matter disclosed in Section 2.5(b)(vi) of the Goodyear Disclosure Letter;

(vii)
all Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders issued by customers of the Business that do not form part of the Transferred Assets, and all Liabilities relating to or arising from Legacy OEM Activities prior to Closing;
(viii)
all Liabilities for: (A) any Taxes related to the Business or the Transferred Assets for any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 4.15(g)); (B) any Taxes of Goodyear or any of its Affiliates for any taxable period; (C) any Taxes of Goodyear or any of its Affiliates (other than the Transferred Entities) arising by operation of Law, under any common law doctrine of de facto merger, or as transferee or successor, in each case, as a result of the Transactions; and (D) any Taxes arising out of, or related to, any Excluded Assets or the Excluded Liabilities; and
(ix)
all Liabilities of the Business relating to any breach prior to Closing of any Data Protection Laws.
2.6.
Payment of Consideration. The aggregate purchase price (the “Aggregate Purchase Price”) payable by SRI to Goodyear shall be an amount equal to (i) for the Transferred Assets (other than the Purchased Inventory), five hundred and twenty-six million dollars ($526,000,000), plus (ii) one hundred and five million dollars ($105,000,000) (the “Transition Support Fee”), in exchange for Goodyear’s or its Affiliates’ entry into the Transition License Agreement and the Transition Offtake Agreement and provision of support contemplated thereunder, including business transition support contemplated under the Phase-Out Plan in order to facilitate the transition of customer relationships from the Goodyear Group to SRI and its Affiliates (including provision of the Customer Contact List), and other support through the term of the Transition Offtake Agreement, plus (iii) for the Purchased Inventory, the Inventory Value (as determined and adjusted pursuant to Section 2.9).
2.7.
Closing Date. The closing of the Transactions (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, United States, at 10:00 a.m., local time, or by the exchange of electronic documents, on the first Business Day of the month that is not less than ten (10) Business Days following the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and place as Goodyear and SRI may agree upon; provided that, notwithstanding the foregoing, in no event shall the Closing take place prior to April 30, 2025, unless otherwise agreed in writing by the Parties (the date on which the Closing actually occurs being the “Closing Date”).
2.8.
Transactions to be Effected at the Closing.
(a)
At the Closing, SRI shall deliver (or cause to be delivered) to Goodyear or any other Goodyear Group Member designated by Goodyear:
(i)
five hundred and twenty-six million dollars ($526,000,000) minus the French Purchase Price, by Wire Transfer;

(ii)
in the event the French Put Option Closing Date is the same as the Closing Date, the French Purchase Price, by Wire Transfer;
(iii)
the Transition Support Fee, by Wire Transfer;
(iv)
the Estimated Closing Date Inventory Value, by Wire Transfer to a Goodyear Group Member in the United States designated by Goodyear;
(v)
the Estimated TLA Termination Date Inventory Value, by Wire Transfer to a Goodyear Group Member in the United States designated by Goodyear;
(vi)
signature counterparts for each of the Transaction Agreements to which any SRI Group Member is a party duly executed by an authorized signatory of each such SRI Group Member;
(vii)
a certificate signed by an appropriate representative of SRI to the effect that the conditions in Section 5.1(d) have been satisfied;
(viii)
consents to act from the SRI-nominated directors and officers of DNA (Housemarks) Limited (which such directors and officers will be appointed to such positions at Closing);
(ix)
a copy of the relevant extract of the resolution of the directors of SRI and any other relevant member of the SRI Group authorizing the execution of any documents to be executed by them under this Agreement, as well as any power of attorney under which any such document is executed on their behalf; and
(x)
a copy of the unanimous written resolutions of the SRI Assignees as the members of SP Brand Holding upon Closing approving (A) the dismissal of the Resigning SP Brand Holding Directors, (B) the appointment of new directors and (C) a change of the registered address of SP Brand Holding to SRI Group premises.
(b)
At the Closing, Goodyear shall deliver (or cause to be delivered) to SRI, or the applicable SRI Assignee:
(i)
signature counterparts for each of the Transaction Agreements to which any Goodyear Group Member is a party duly executed by an authorized signatory of each such Goodyear Group Member;
(ii)
a certificate signed by an appropriate representative of Goodyear to the effect that the conditions in Section 5.2(d) have been satisfied;
(iii)
with respect to DNA (Housemarks) Limited:
(A)
a duly executed copy of the DNA (Housemarks) Limited Share Transfer Form together with the relevant share certificates (or an indemnity in the agreed form in the case of any certificate found to be missing);

(B)
a duly executed irrevocable power of attorney in the agreed form in respect of the DNA (Housemarks) Limited Shares enabling SRI (or the applicable SRI Assignee) (during the period before the registration of the transfer of the DNA (Housemarks) Limited Shares) to exercise all voting and other rights attaching to the DNA (Housemarks) Limited Shares;
(C)
a resignation letter from the Goodyear-nominated director (which means such director will resign from such position at Closing);
(D)
a copy of the relevant extract of the resolutions of the directors of Goodyear and any other relevant member of the Goodyear Group authorizing the execution of any documents to be executed by them under this Agreement, as well as any power of attorney under which any such document is executed on their behalf; and
(E)
a copy of the resolutions of the directors of DNA (Housemarks) Limited approving: (x) the registration of SRI (or the applicable SRI Assignee) as the legal owner of the DNA (Housemarks) Limited Shares subject only to the production of a duly executed and stamped DNA (Housemarks) Limited Share Transfer Form; (y) the appointment of the SRI-nominated directors and officers (in each case who have provided signed consents to act); and (z) the resignation of the Goodyear-nominated directors (in each case who have provided signed resignation letters); and
(iv)
with respect to SP Brand Holding:
(A)
unanimous written resolutions of the members of SP Brand Holding (x) approving the transfer of the SP Brand Holding Shares to the respective SRI Assignees pursuant to this Agreement and the SP Brand Holding Share Transfer Agreement, (y) confirming that the members shall have waived the requirement to be notified in advance of the transfer of the SP Brand Holding Shares contemplated thereby and that such transfer shall be opposable to SP Brand Holding and its members, and (z) approving an amendment to article 6 of the articles of association of SP Brand Holding reflecting the new membership structure; and
(B)
resignation letters from the directors of SP Brand Holding (which means such directors will resign from such position at Closing) (the “Resigning SP Brand Holding Directors”).
2.9.
Purchased Inventory Adjustment.
(a)
Estimated Closing Date Inventory Value. At least ten (10) Business Days prior to the anticipated Closing Date, Goodyear shall deliver to SRI a written statement setting forth Goodyear’s good faith estimated calculation of the Closing Date Inventory Value (such amount, the “Estimated Closing Date Inventory Value”).

(b)
Procedures for Calculating and Paying the Closing Date Inventory Value Adjustment.
(i)
As soon as practicable after the Closing Date but in no event later than the ninetieth (90th) day after the Closing Date, SRI shall prepare or cause to be prepared, and shall deliver to Goodyear a calculation of the Purchased Inventory (North America) and the Closing Date Inventory Value (the “Closing Date Inventory Statement”). SRI shall thereafter provide to Goodyear such supporting work papers or other supporting information as may be reasonably requested by Goodyear. If Goodyear shall have any objections to the Closing Date Inventory Statement, Goodyear shall notify SRI in writing no later than thirty (30) days after receipt of the Closing Date Inventory Statement, setting forth with reasonable specificity its objections (the “Objections”). Thereafter, SRI and Goodyear shall endeavor in good faith, for a period not to exceed thirty (30) days from the date of delivery of such notice, to resolve the Objections.
(ii)
If at the end of the thirty (30)-day period there are any unresolved Objections, Goodyear and SRI shall submit their respective determinations and calculations and the items remaining in dispute for resolution in accordance with Section 8.2.
(iii)
Upon determination of the Final Closing Date Inventory Value, the difference between the Estimated Closing Date Inventory Value and the Final Closing Date Inventory Value (such difference, the “Closing Date Inventory Value Adjustment”) shall be paid as follows: if the Final Closing Date Inventory Value: (A) exceeds the Estimated Closing Date Inventory Value, SRI shall pay an amount equal to the Closing Date Inventory Value Adjustment to Goodyear or any other Goodyear Group Member designated by Goodyear; or (B) is less than the Estimated Closing Date Inventory Value, Goodyear shall pay an amount equal to the Closing Date Inventory Value Adjustment to SRI or any other SRI Group Member designated by SRI. If the Final Closing Date Inventory Amount equals the Estimated Closing Date Inventory Value, there shall be no payment pursuant to this Section 2.9(b).
(iv)
Payment of the amount equal to the Closing Date Inventory Value Adjustment pursuant to this Section 2.9(b), if any, shall be made by SRI or Goodyear, as the case may be, by Wire Transfer on the tenth (10th) Business Day following the date on which the period for Objections has expired or, if any Objections are asserted, on the tenth (10th) Business Day following the date on which the procedures for resolution of the Objections in this Section 2.9(b) have been completed.
(c)
Estimated TLA Termination Date Inventory Value. At least ten (10) Business Days prior to the anticipated Closing Date, Goodyear shall deliver to SRI a written statement setting forth Goodyear’s good faith estimated calculation of the TLA Termination Date Inventory Value (such amount, the “Estimated TLA Termination Date Inventory Value”).
(d)
Procedures for Calculating and Paying the Post-TLA Termination Date Adjustment.

(i)
As soon as practicable after the TLA Termination Date but in no event later than the ninetieth (90th) day after the TLA Termination Date, SRI shall prepare or cause to be prepared, and shall deliver to Goodyear a calculation of the TLA Termination Date Inventory Value (the “TLA Termination Date Inventory Statement”). SRI shall thereafter provide to Goodyear such supporting work papers or other supporting information as may be reasonably requested by Goodyear. If Goodyear shall have any objections to the TLA Termination Date Inventory Statement, Goodyear shall notify SRI in writing no later than thirty (30) days after receipt of the TLA Termination Date Inventory Statement, setting forth with reasonable specificity its objections (the “Objections”). Thereafter, SRI and Goodyear shall endeavor in good faith, for a period not to exceed thirty (30) days from the date of delivery of such notice, to resolve the Objections.
(ii)
If at the end of the thirty (30)-day period there are any unresolved Objections, Goodyear and SRI shall submit their respective determinations and calculations and the items remaining in dispute for resolution in accordance with Section 8.2.
(iii)
Upon determination of the Final TLA Termination Date Inventory Value, the difference between the Estimated TLA Termination Date Inventory Value and the Final TLA Termination Date Inventory Value (such difference, the “TLA Termination Date Inventory Value Adjustment”) shall be paid as follows: if the Final TLA Termination Date Inventory Value: (A) exceeds the Estimated TLA Termination Date Inventory Value, SRI shall pay an amount equal to the TLA Termination Date Inventory Value Adjustment to Goodyear or any other Goodyear Group Member designated by Goodyear; or (B) is less than the Estimated TLA Termination Date Inventory Value, Goodyear shall pay an amount equal to the TLA Termination Date Inventory Value Adjustment to SRI or any other SRI Group Member designated by SRI. If the Final TLA Termination Date Inventory Amount equals the Estimated TLA Termination Date Inventory Value, there shall be no payment pursuant to this Section 2.9(d).
(iv)
Payment of the amount equal to the TLA Termination Date Inventory Value Adjustment pursuant to this Section 2.9(d), if any, shall be made by SRI or Goodyear, as the case may be, by Wire Transfer on the tenth (10th) Business Day following the date on which the period for Objections has expired or, if any Objections are asserted, on the fifth (5th) Business Day following the date on which the procedures for resolution of the Objections in this Section 2.9(d) have been completed.
(e)
Orderly Pick-up. The Parties shall agree on a plan for the orderly pick-up of the Purchased Inventory from Goodyear’s (or its third-party provider’s) warehouses that provides for a window of time for pick up commensurate with the number of tires of such Purchased Inventory (in such manner as to permit SRI to procure transportation volume and to avoid an adverse impact on Goodyear's loading and shipping schedule). The Parties acknowledge that, by way of example, for a Purchased Inventory comprising one million (1,000,000) tires, a pick-up time of ninety (90) days would be appropriate. Purchased Inventory not picked up by the agreed date may be transported by Goodyear to alternative warehousing facilities, at SRI’s sole cost and expense (including but not limited to cost of transport and demurrage costs). Pick up of all Purchased Inventory hereunder shall be made on an EXW – Ex Works basis, as defined in

Incoterms 2020; provided that, unless otherwise mutually agreed between the Parties pursuant to the Phase-Out Plan in accordance with Section 4.3, Goodyear shall provide SRI with vanning services (i.e., loading services at a Goodyear warehouse) for all Purchased Inventory, at cost to SRI equal to cost (including any irrecoverable input VAT) plus a 3% mark-up on all the components of the cost other than any irrecoverable input VAT, plus any VAT and any sales, use, excise, service, goods and services, consumption or other similar non-income Taxes arising in respect of or in connection with the provision of such vanning services.
2.10.
Non-Transferable Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or transfer (or attempted assignment or transfer) to SRI or the relevant SRI Assignee of any Transferred Asset would require the Consent of any Person (other than a Party or a Party’s Affiliates) pursuant to its terms or applicable Law, and such Consent is not obtained prior to the Closing (each such Transferred Asset with respect to which Consent has not been obtained, a “Non-Transferred Asset”), this Agreement shall not constitute an assignment or transfer (or an attempted assignment or transfer) thereof; provided, however, that, subject to the satisfaction or waiver of the conditions to Closing set forth in Article V, the Closing shall occur notwithstanding the foregoing without any adjustment to the Aggregate Purchase Price. From and after the Closing until the date that is six (6) months after the Closing Date, SRI shall use best efforts, and Goodyear shall cooperate in good faith, to obtain each Consent required with respect to a Non-Transferred Asset; provided, however, that (i) no Goodyear Group Member shall be required to pay any consideration in connection therewith and (ii) the Goodyear Group Members shall have the right to terminate any Non-Transferred Assets in accordance with its terms upon expiration of such six (6) month period, it being agreed that the cost of such termination shall be borne by SRI. Promptly following any such Consent being obtained, Goodyear shall, or shall cause the relevant Goodyear Group Member to, assign and transfer to SRI or an SRI Assignee the relevant Non-Transferred Asset. With respect to each Non-Transferred Asset, to the extent permitted by applicable Law and by the terms of such Non-Transferred Asset, (a) each of SRI and Goodyear shall use best efforts to enter into arrangements (any such arrangement, an “Alternate Arrangement”), effective as of the Closing or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer of such Non-Transferred Asset to SRI or an SRI Assignee and the performance by SRI or such SRI Assignee of the obligations thereunder as of the Closing, (b) SRI or such SRI Assignee shall, as agent, subcontractor or (sub‑)licensee for Goodyear or the relevant Goodyear Group Member, pay, perform and discharge fully the Liabilities and obligations of the relevant Goodyear Group Member thereunder from and after the Closing Date in accordance with any such Alternate Arrangement and (c) Goodyear shall, or shall cause the relevant Goodyear Group Member to, at Goodyear’s expense, hold in trust for and pay to SRI or such SRI Assignee promptly upon receipt thereof, all income, proceeds and other consideration received by Goodyear or the relevant Goodyear Group Member, to the extent related to such Non-Transferred Asset in connection with any such Alternate Arrangement. SRI and Goodyear hereto agree that, to the extent that Goodyear and SRI enter into an Alternate Arrangement under this Section 2.10, following the Closing, SRI or the applicable SRI Assignee, as the case may be, shall be treated as the owner of a Non-Transferred Asset (and any income, proceeds and other consideration received with respect thereto) for all Tax purposes, unless a different treatment is otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of state, local or non-U.S. Tax Law). Each of Goodyear and SRI shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the Tax treatment described in the immediately preceding sentence, unless a different treatment is otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of state, local or non-U.S. Tax Law). Nothing in this Section 2.10 shall be deemed to (i) cause any Non-Transferred Asset with respect to which Consent has not been obtained to constitute an Excluded Asset, (ii) modify in any way the obligations of the Parties pursuant to Section 4.12, Section 4.13, Section 4.17(d), Section 7.1(d), Section 7.1(e) or Section 7.2(d), (iii) conflict with or override the provisions of any Transaction Agreement, or (iv) require any Goodyear Group Member to renew any Non-Transferred Asset once its term has expired or commence any litigation in connection with any Non-Transferred Asset.
2.11.
French Information and Consultation Process.
(a)
Pursuant to applicable Laws, the applicable Employee Representatives are required to be informed and consulted in advance of any binding decisions being agreed by the Parties (the “French Information and Consultation Process”) with respect to the proposed conveyance of the French Transferred Assets.
(b)
On the terms and conditions set forth in the French Put Option Agreement, including the price specified therein (the “French Purchase Price”), SRI has irrevocably offered to consummate the conveyance of the French Transferred Assets (the “French Put Option”). Notwithstanding anything to the contrary set forth in this Agreement, (A) the Parties expressly agree and acknowledge that Goodyear may in its absolute discretion decide whether or not to pursue the transactions set forth in the French Put Option Agreement, and (B) as of the date hereof, neither Goodyear nor any of its Affiliates is bound to transfer or procure the transfer of the French Transferred Assets.
(c)
In the event that the French Put Option Exercise occurs at or prior to the Closing, the conveyance of the French Transferred Assets shall occur on the terms and subject to the conditions of this Agreement and the Transaction Agreements (if applicable) with effect from the date set forth in the French Put Option Exercise (the "French Put Option Closing Date”); provided, that the French Put Option Closing Date shall not be prior to the Closing Date. If the French Put Option Closing Date is the Closing Date, SRI shall pay the French Purchase Price on the Closing Date in accordance with Section 2.8(a)(ii). If the French Put Option Closing Date is after the Closing Date, SRI shall pay the French Purchase Price, by Wire Transfer, on the French Put Option Closing Date.
(d)
Notwithstanding anything to the contrary set forth in this Agreement, unless and until Goodyear has executed and delivered to SRI the French Put Option Exercise, which shall not occur until the end of the French Information and Consultation Process, (A) the provisions of this Agreement shall not be effective with respect to the conveyance of the French Transferred Assets and (B) SRI shall not be obligated to pay the French Purchase Price.
(e)
In the event that, after the end of the French Information and Consultation Process, Goodyear decides not to exercise the French Put Option, (A) the French Transferred Assets will be Excluded Assets for all purposes under this Agreement and SRI shall not be obligated to pay the French Purchase Price.

2.12.
Local Transfer Agreements.
(a)
The Parties acknowledge and agree that the transfer of certain Transferred Assets, and the assumption of certain Assumed Liabilities, shall be consummated pursuant to the Local Transfer Agreements. The Parties acknowledge and agree that such Local Transfer Agreements are being entered into in accordance with, and are subject to all of the terms and conditions of, this Agreement. The Local Transfer Agreements shall not have any effect on the value being given or received by Goodyear or SRI, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement. Nothing contained in the Local Transfer Agreements, express or implied, shall be deemed to supersede, limit, enlarge on or modify any of the obligations, agreements, covenants or warranties of Goodyear or SRI contained in this Agreement. Except as set forth in this Agreement and (in respect of the SP Brand Holding Shares) the SP Brand Holding Share Transfer Agreement, Goodyear makes no, and SRI and its Affiliates relies on no, representations, warranties, promises, covenants, agreements or guarantees, of any kind or character whatsoever, whether express or implied, with respect to the Transferred Assets, including, without limitation, regarding the merchantability, marketability, performance, usage, fitness for a particular purpose or workmanship of the Transferred Assets or any part thereof, and, except as set forth in this Agreement and (in respect of the SP Brand Holding Shares) the SP Brand Holding Share Transfer Agreement, Goodyear expressly disclaims any such representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever.
(b)
Without limiting the generality of Section 2.12(a), to the extent that the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Assets or the assumption of the Assumed Liabilities): (i) the provisions of this Agreement shall govern; and (ii) Goodyear and SRI or their respective Affiliates shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary, to give effect to the provisions of this Agreement.
(c)
Each Party shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Transactions) against the other Party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements. All such claims shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements.

Article III

REPRESENTATIONS AND WARRANTIES

3.1.
Representations and Warranties of Goodyear Relating to the Transactions. Goodyear represents and warrants to SRI that the statements contained in this Section 3.1 are true and correct as of the Effective Date and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date):
(a)
Organization and Qualification. Goodyear and each Goodyear Group Member that is a party to a Transaction Agreement is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to carry on the Business as now conducted and to own any of the Transferred Assets, and is duly licensed or qualified to do business and in good standing in each of the Covered Territories in which its operation of the Business as now conducted or ownership of the Transferred Assets makes such licensing or qualification necessary.
(b)
Authority. Goodyear has all necessary corporate power and authority, and all necessary actions have been taken to authorize Goodyear, to enter into this Agreement and each of the other Transaction Agreements to which Goodyear is a party and to consummate, and where applicable, to cause the Goodyear Group Members to consummate, the Transactions, including to sell, transfer and assign to SRI or the applicable SRI Group Member all right, title and interest in and to the Transferred Assets.
(c)
Title. Goodyear or the applicable Goodyear Group Member has good and valid title to, or has a valid leasehold interest in, all of the Transferred Assets to be transferred by any Goodyear Group Member to any SRI Group Member pursuant to the Transaction Agreements (other than any Intellectual Property), in each case, free and clear of all Liens, other than Permitted Liens or any restrictions on transfer under applicable securities laws or the Organizational Documents of SRI or of the Transferred Entities, as applicable. Goodyear or the applicable Goodyear Group Member exclusively owns all right, title and interest in all (i) Registered Transferred IP and (ii) other material Business Owned IP, in each case, free and clear of any and all Liens, other than Permitted Liens.
(d)
No Liens. The sale of the Transferred Assets will not result in the imposition of or incurrence of any material Liens on such Transferred Assets, other than any Liens created by SRI or, in the case of any such Transferred Assets other than the DNA (Housemarks) Limited Shares and the SP Brand Holding Shares, Permitted Liens.
(e)
Enforceability. This Agreement has been and (as of Closing) each other Transaction Agreement will have been duly and validly executed and delivered by Goodyear or the applicable Goodyear Group Member and, assuming the due execution and delivery thereof by SRI or the applicable SRI Group Member, is, or will be, as of the applicable date(s), a legal, valid and binding obligation of Goodyear or such Goodyear Group Member, enforceable against Goodyear or such Goodyear Group Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity.
(f)
Authorization. The execution and delivery of this Agreement and the performance by Goodyear of its obligations hereunder and the consummation of the Transactions has been duly authorized by all necessary action on the part of Goodyear. As of the Closing, the execution and delivery of each other Transaction Agreement by Goodyear or the applicable Goodyear Group Member and the performance by each Goodyear Group Member of its obligations hereunder and thereunder will have been duly authorized by all necessary action on the part of Goodyear or such Goodyear Group Member.
(g)
No Conflicts; Consents. The execution and delivery of this Agreement and each other Transaction Agreement by Goodyear or the applicable Goodyear Group Member and the consummation of the Transactions will not:
(i)
conflict with or result in the violation or breach of, or default under, any provision of the Organizational Documents of Goodyear or any Goodyear Group Member that is a party to a Transaction Agreement;
(ii)
conflict with or result in the violation or breach of any provision of any Law or Governmental Order applicable to Goodyear or any Goodyear Group Member that is a party to a Transaction Agreement, except as would not, either individually or in the aggregate, have (x) any material adverse effect on the ability of Goodyear or any other Goodyear Group Member to perform its obligations under the Transaction Agreements and consummate the Transactions or (y) a Material Adverse Effect on the Business;
(iii)
require, on the part of Goodyear or any Goodyear Group Member that is a party to a Transaction Agreement, any Consent of, notice to or any action by any Person, other than the Consents, notices or actions described in Section 3.1(g) of the Goodyear Disclosure Letter or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have (x) any material adverse effect on the ability of Goodyear or any other Goodyear Group Member to perform its obligations under the Transaction Agreements and consummate the Transactions or (y) a Material Adverse Effect on the Business; or
(iv)
result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance or any material increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of Goodyear or any other Goodyear Group Member that is a party to a Transaction Agreement under (x) any material Contract to which Goodyear or any other Goodyear Group Member is a party, or any judgment, writ, order or decree (collectively, “Judgment”) to which Goodyear or any other Goodyear Group Member is a party or by or to which Goodyear or any other Goodyear Group Member, its properties, assets, the Business or any Transferred Assets may be subject, bound or affected or (y) any applicable Law, in each case, except as would not have a material adverse effect on the ability of Goodyear or any other Goodyear Group Member to perform its obligations under the Transaction Agreements and consummate the Transactions.
(h)
No Actions. As of the Effective Date, there is no Action pending or, to the Knowledge of Goodyear, threatened against Goodyear or any other Goodyear Group Member that is a party to a Transaction Agreement relating to (i) the Transactions, (ii) the DNA (Housemarks) Limited Shares, (iii) the SP Brand Holding Shares, or (iv) the Business which would, individually or in the aggregate, have a material adverse effect on the ability of Goodyear or any other Goodyear Group Member to perform its obligations under the Transaction Agreements and consummate the Transactions. No event has occurred and no circumstances exist that may give rise to, or serve as a basis for, any such Action.
(i)
No Governmental Orders. As of the Effective Date, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Transferred Assets. No event has occurred and no circumstances exist that may constitute or result in (with or without notice or lapse of time) any such Governmental Order.
(j)
Anticorruption Laws. Goodyear’s conduct of the Business has not been in violation of any Anticorruption Laws, and neither the Goodyear Group, nor any of their respective directors, officers, employees or agents have violated any Anticorruption Laws in connection with the Business or the transactions contemplated by this Agreement.
(k)
Sanctions. No Goodyear Group Member nor any of their respective principals, owners, officers, directors, or employees is a Sanctioned Person; in connection with the Business, no Goodyear Group Member has violated any Sanctions, and no Goodyear Group Member will use any funds to be paid pursuant to this Agreement or the other Transaction Agreements for any transaction or activity connected to a Sanctioned Person; no part of the Business has engaged, directly or indirectly, in any transactions or business activity with a Sanctioned Person.
(l)
Internal Controls. Goodyear has maintained effective policies, procedures and controls with respect to the Business that are sufficient to provide reasonable assurances that violations of applicable Anticorruption Laws and Sanctions will be prevented, detected and deterred.
(m)
Broker’s Fees. Neither Goodyear nor any other Goodyear Group Member that is a party to a Transaction Agreement is bound by or subject to any Contract with any Person which will result in a Transferred Entity, SRI or any other SRI Group Member being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.
3.2.
Representations and Warranties of Goodyear Relating to the Business. Goodyear represents and warrants to SRI that the statements contained in this Section 3.2 are true and correct as of the Effective Date and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date):
(a)
List of Registered Transferred IP. Section 3.2(a) of the Goodyear Disclosure Letter contains a complete and accurate list of all Registered Transferred IP; provided, however, that any information provided with respect to the registration, issue, grant, application or filing dates or status shall be complete and accurate in all material respects.

(b)
Validity and Enforceability. Except as set forth in Section 3.2(b) of the Goodyear Disclosure Letter, the Goodyear Group has made all filings and payments of maintenance or similar fees required to maintain the Registered Transferred IP in a timely manner. The Business Owned IP is subsisting and, to the Knowledge of Goodyear, valid and enforceable, and as of the Effective Date no Action is pending, nor is any Action threatened in writing, against a Goodyear Group Member, challenging the ownership of, or rights of the Goodyear Group in and to, or the validity or enforceability of any material Business Owned IP.
(c)
Licensed Intellectual Property. A Goodyear Group Member has a valid license or other right to use each item of the Licensed Intellectual Property, in connection with the conduct of the Business as currently conducted.
(d)
No IP Infringement. As of the Effective Date, no Action is pending, nor to the Knowledge of Goodyear, is any Action threatened in writing (including any “cease and desist” letters and invitations to license), against a Goodyear Group Member, alleging that either the conduct of the Business as currently conducted, or any of the Dunlop Products bearing any Transferred Dunlop Trademark, DNA (Housemarks) Trademark or SP Brand Holding Trademark sold by the Goodyear Group, are, or that otherwise any Transferred Entity is, infringing, misappropriating, diluting, or otherwise violating, or have in the past six (6) years infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any Person except in each case as would not individually or in the aggregate, be material to the Business as currently conducted. To the Knowledge of Goodyear, the conduct of the Business as currently conducted and the conduct of the Transferred Entities do not infringe, misappropriate, dilute or otherwise violate, and have not in the past six (6) years infringed, misappropriated, diluted otherwise violated, the Intellectual Property of any Person, except in each case as would not individually or in the aggregate, be material to the Business as currently conducted. To the Knowledge of Goodyear, no Person is, or has been in the past three (3) years, infringing, misappropriating, diluting, or otherwise violating any Business Owned IP, except in each case as would not individually or in the aggregate, be material to the Business as currently conducted.
(e)
Protection Measures. Each Goodyear Group Member has taken commercially reasonable actions to maintain and protect the confidentiality of all Trade Secrets included in the Business Owned IP, and to the Knowledge of Goodyear, there has been no unauthorized use or disclosure of any such Trade Secrets, except in each case as would not individually or in the aggregate, be material to the Business as currently conducted.
(f)
Contributor Agreements. All former and current officers, directors, employees, consultants, advisors and independent contractors of the Goodyear Group who were inventors of the Patents listed in Section (E) on Schedule 2.2(a)(ii) or who otherwise created any material Intellectual Property that would constitute a Transferred Asset but for the failure to enter into a written, valid and binding proprietary rights agreement have entered into written, valid and binding proprietary rights agreements with a Goodyear Group Member effectively assigning or vesting ownership of all right, title and interest in such Patents to such Goodyear Group Member.
(g)
Dunlop Products Trademarks. To the Knowledge of Goodyear, Schedule 2.2(a)(ii) includes all “DUNLOP” or D Device Trademarks registered or applied for in the Covered Territories in connection with the Dunlop Products with or by any Governmental Authority that are currently owned by a Goodyear Group Member, other than the Transferred Entities.

(h)
Material Contracts. Section 3.2(h) of the Goodyear Disclosure Letter contains a true and complete list as of the Effective Date of all Material Contracts to which either Transferred Entity is a party (the “Transferred Entities’ Contracts”). Goodyear has made available to SRI true and complete copies of all Transferred Entities’ Contracts (including all modifications, amendments and supplements thereto and waivers thereunder). Each of the Transferred Entities’ Contracts is valid, binding and in full force and effect, and is enforceable against the relevant Goodyear Group Member, and, to the Knowledge of Goodyear, each other party thereto, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability. Except as disclosed in Section 3.2(h) of the Goodyear Disclosure Letter, as of the Effective Date, no Goodyear Group Member is in default under and has not breached any of the Transferred Entities’ Contracts to which it is a party, nor, to the Knowledge of Goodyear, is any other party to any of the Transferred Entities’ Contracts in default or breach thereunder, and no condition or event exists which, with the giving of notice or the passage of time or both, would constitute a breach of or default under any of the Transferred Entities’ Contracts of the relevant Goodyear Group Member or, to the Knowledge of Goodyear, any other party thereto, except in any such case, where such default or breach would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business as currently conducted.
(i)
Financial Information. Goodyear has provided to SRI an unaudited statement of the net sales of the Dunlop-branded tire products (including consumer tires, commercial tires, OTR tires and motorsport tires) and the estimated cost of goods sold attributable to such net sales for each of the fiscal years 2021, 2022 and 2023 (the “Financial Information”). The Financial Information is based on the books and records of the Goodyear Group Members.
(j)
Undisclosed Liabilities. No Transferred Entity has any Liabilities that would be required to be disclosed on a balance sheet of such Transferred Entity in conformity with applicable accounting standards, except those Liabilities (i) which are reflected in the latest balance sheet provided to SRI, (ii) have been incurred in the Ordinary Course since the date of such balance sheet, or (iii) which are not, individually or in the aggregate, material in amount.
(k)
Compliance with Laws. Each Transferred Entity is, and during the past three (3) years has been, in compliance with all applicable Laws to the extent related to the operation of such Transferred Entity, except where such failure to be in compliance with such Laws would not, either individually or in the aggregate, have a Material Adverse Effect, and as of the Effective Date, to the Knowledge of Goodyear, no Transferred Entity has received any written notice asserting any material violation by such Transferred Entity of any applicable Law.
(l)
Absence of Certain Changes, Events and Conditions. Since March 31, 2024 through the date hereof, the Business has been conducted in the Ordinary Course and there has not been any event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business as currently conducted and, without limiting the generality of the foregoing, there has not been any (i) imposition of any

Lien upon any of the Transferred Assets other than a Permitted Lien or (ii) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
(m)
Tax Matters. Solely in respect of the Transferred Assets, Goodyear (or its applicable Affiliate):
(i)
has timely filed, or caused to be timely filed, in each case taking into account any applicable extension of time to file that was validly granted or obtained, all material Tax Returns required by applicable Law to be filed by it, and such Tax Returns were true, correct and complete in all material respects;
(ii)
has timely paid (or caused to be paid) all material Taxes required by applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established;
(iii)
is not current subject to a Tax audit, assessment, claim or other Action with respect to any material Taxes, and no such examination, audit, claim, assessment, levy, administrative or judicial proceeding has been threatened in writing by a Governmental Authority;
(iv)
does not own any Transferred Assets that are subject to any Liens for a material amount of Taxes other than Permitted Liens or Liens for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;
(v)
has not received (A) written notice of any pending or proposed audit of its Tax Returns or (B) a written request for information with respect to its Tax Returns; and
(vi)
has not (A) waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency (and no such agreement has been requested in writing), (B) made or entered into any material consent or agreement as to Taxes that will remain in effect following the Closing Date or (C) received or applied for a ruling relating to Taxes which will be binding on SRI or any of its Affiliates after the Closing Date.
3.3.
Representations and Warranties of SRI. SRI represents and warrants to Goodyear that as of the Effective Date and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date):
(a)
SRI is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority to carry on its business as now conducted and to own its assets;
(b)
SRI has all necessary corporate power and authority, and all necessary actions have been taken to authorize SRI, to enter into this Agreement and each of the other

Transaction Agreements to which SRI is a party and to consummate, and where applicable, to cause the SRI Group Members to consummate, the Transactions;
(c)
this Agreement has been and (as of Closing) each other Transaction Agreement will have been duly and validly executed and delivered by SRI or the applicable SRI Group Member and, assuming the due execution and delivery thereof by Goodyear or the applicable Goodyear Group Member, is, or will be, as of the applicable date(s), a valid and binding obligation of SRI or such SRI Group Member, enforceable against SRI or such SRI Group Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity;
(d)
the execution and delivery of this Agreement and the performance by SRI of the Transactions has been duly authorized by all necessary action on the part of SRI. As of the Closing, the execution and delivery of each other Transaction Agreement by SRI or the applicable SRI Group Member and the performance by each SRI Group Member of its obligations hereunder and thereunder will have been duly authorized by all necessary action on the part of SRI or such SRI Group Member. The consummation of the Transactions will not:
(i)
conflict with or violate the Organizational Documents of SRI or any SRI Group Member that is a party to a Transaction Agreement;
(ii)
require, on the part of SRI or any SRI Group Member, any Consent of, notice to or other action by any Governmental Authority, other than Consents, notices or actions described in Section 3.3(d)(ii) of the SRI Disclosure Letter or any other Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have an SRI Material Adverse Effect;
(iii)
require, on the part of SRI or any SRI Group Member, any Consent of, notice to or other action by any other Person, other than Consents, notices or actions, the absence or omission of which would not, either individually or in the aggregate, have an SRI Material Adverse Effect; or
(e)
as of the Effective Date, there is no Action, pending or, to the Knowledge of SRI, threatened, against SRI or any other SRI Group Member relating to the Transactions which would, individually or in the aggregate, have an SRI Material Adverse Effect;
(f)
SRI has not been in violation of any Anticorruption Laws, and no SRI Group Member, nor any of their respective directors, officers, employees or agents have violated any Anticorruption Laws in connection with the transactions contemplated by this Agreement;
(g)
No SRI Group Member nor any of their respective principals, owners, officers, directors, or employees is a Sanctioned Person; no SRI Group Member has violated any Sanctions in connection with the transaction contemplated by this Agreement, and no SRI Group Member will use any funds to be paid pursuant to this Agreement or the other Transaction Agreements for any transaction or activity connected to a Sanctioned Person;

(h)
SRI has maintained effective policies, procedures and controls that are sufficient to provide reasonable assurances that violations of applicable Anticorruption Laws and Sanctions will be prevented, detected and deterred;
(i)
neither SRI nor any other SRI Group Member is bound by or subject to any Contract with any Person which will result in Goodyear or any other Goodyear Group Member being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions; and
(j)
SRI has on the date hereof and at Closing sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the payments required pursuant to Article II; and
(k)
Except for the specific representations and warranties expressly made by Goodyear or any of its Affiliates in Section 3.1 and Section 3.2 or in the SP Brand Holding Share Transfer Agreement, (A) neither Goodyear, any other Goodyear Group Member or either Transferred Entity is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Entities, the Transferred Assets, the DNA (Housemarks) Trademarks, the SP Brand Holding Trademarks, the Assumed Liabilities or the businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) of the Business or the Transferred Entities, including with respect to value, merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the operation, probable success or prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any information including confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business, the Transferred Entities, the Transferred Assets, the DNA (Housemarks) Trademarks, the SP Brand Holding Trademarks or the Assumed Liabilities, furnished to SRI and/or its Representatives or made available to SRI and/or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, (B) no Representative of Goodyear or either Transferred Entity has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or in the SP Brand Holding Share Transfer Agreement and subject to the limited remedies herein provided and SRI is acquiring the DNA (Housemarks) Limited Shares, the SP Brand Holding Shares and the Transferred Assets, and is assuming the Assumed Liabilities, subject only to the specific representations and warranties set forth in Section 3.1 and Section 3.2 or in the SP Brand Holding Share Transfer Agreement as further limited by the specifically bargained-for exclusive remedies and limitations as set forth in Article VII, and (C) SRI will have no other right or remedy (and Goodyear will have no liability whatsoever) arising out of, and SRI expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Goodyear, any of Goodyear’s Affiliates, the Business or either Transferred Entity, including in any information regarding the Business or either Transferred Entity made available or otherwise provided to SRI and its Representatives in connection with this Agreement or their investigation of the Business and the Transferred Entities (including any estimates, forecasts, budgets, projections or other financial information with respect to the Business or either Transferred Entity), or any errors therein or omissions therefrom. In entering into this Agreement, SRI has relied solely upon its own knowledge, expertise, experience, investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Goodyear, Goodyear’s Affiliates, the Business or either Transferred Entity except for the representations and warranties expressly set forth in Section 3.1 and Section 3.2 or in the SP Brand Holding Share Transfer Agreement.

Article IV

COVENANTS

4.1.
Interim Operation.
(a)
During the period commencing on the Effective Date and continuing until the earlier of the termination of this Agreement and the occurrence of the Closing, except (i) as contemplated by this Agreement, (ii) as set forth in Section 4.1 of the Goodyear Disclosure Letter, (iii) as required by any Law or Governmental Order applicable to Goodyear, the Business, or the assets or operation of either Transferred Entity, the Organizational Documents of either Transferred Entity, or any Contract to which Goodyear is party or by which any of the assets or properties of the Business or either Transferred Entity are bound, or (iv) with the prior written consent of SRI, Goodyear shall: (x) cause each of the Transferred Entities to maintain its existence as an entity, (y) use reasonable efforts to operate the Business in the Ordinary Course, and (z) use reasonable efforts to preserve intact the business organization, material assets and technology of the Business, including the Transferred Assets; provided, however, that (A) no action or inaction by Goodyear or either Transferred Entity with respect to any matters specifically addressed by any clause of Section 4.1(b) shall be deemed a breach of this Section 4.1(a) unless such action or inaction would constitute a breach of such clause of Section 4.1(b) and (B) SRI’s consent with respect to any action or matter pursuant to Section 4.1(b) shall be deemed to constitute consent for all purposes under this Agreement, including for purposes of this Section 4.1(a). With respect to any action or matter of DNA (Housemarks) Limited, SRI’s consent shall be deemed given if such action or matter is adopted in accordance with article 8 of the shareholders’ agreement of December 20, 2006 in respect of DNA (Housemarks) Limited (as amended from time to time).
(b)
Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as set forth in Section 4.1 of the Goodyear Disclosure Letter (iii) as required by any Law or Governmental Order applicable to Goodyear, the Business, or the assets or operation of either Transferred Entity, the Organizational Documents of either Transferred Entity, or any Contract to which Goodyear is party or by which any of the assets or properties of the Business, or of either Transferred Entity are bound, or (iv) with the prior written consent of SRI, during the period commencing on the Effective Date and continuing until the earlier of the termination of this Agreement and the occurrence of the Closing, Goodyear shall not, and shall cause the Transferred Entities not to, in each case with respect to the Transferred Assets, the Transferring Employees or either Transferred Entity, take any of the following actions:
(i)
amend or otherwise modify either Transferred Entity’s Organizational Documents;

(ii)
have either Transferred Entity issue, grant, transfer, split, combine, redeem, reclassify, purchase or otherwise acquire, any of its equity securities or any Equity Rights of any kind relating to such equity securities;
(iii)
declare, distribute, set aside or pay any non-cash dividend or non-cash distribution in respect of any of the equity securities of either Transferred Entity;
(iv)
transfer, issue, sell, pledge, encumber or dispose of any equity securities of either Transferred Entity or grant any Equity Rights in such Person;
(v)
have either Transferred Entity (A) incur any Indebtedness in excess of $1,000,000 in the aggregate or (B) guarantee any Indebtedness in excess of $1,000,000 in the aggregate of any other Person;
(vi)
have either Transferred Entity make any loans, advances or capital contributions to, or investments in, any other Person, in excess of $1,000,000 in the aggregate, except repayment of intercompany Indebtedness owed to any Goodyear Group Member, in the Ordinary Course;
(vii)
sell, assign, transfer, convey, lease, license (except non-exclusive licenses to Intellectual Property granted (A) to customers or (B) to contractors, consultants or service providers solely for the provision of services, in each case, in the Ordinary Course) or otherwise dispose of any material Transferred Assets or any material asset owned by a Transferred Entity;
(viii)
subject any of the Transferred Assets or any assets owned by a Transferred Entity to any Liens, other than any Permitted Liens;
(ix)
institute or settle any Action (other than the Retained Claim) that may result in the imposition of any restrictions upon its operations or in the imposition of any fines or penalties on either Transferred Entity in excess of $1,000,000 in the aggregate that will not be fully paid by Closing;
(x)
make any change to either Transferred Entity’s accounting policies or accounting methods, other than as required by UK GAAP or BE GAAP, as applicable, or applicable Law; provided, however, that in the event such change is to be effected as permitted hereunder, the changing Party shall provide advance written notice thereof in sufficient detail to the other Party;
(xi)
to the extent applicable, in respect of either Transferred Entity and the Transferred Assets, (A) make, change, or revoke any material tax election, (B) change any material Tax accounting method, (C) file any material amended Tax Return, (D) waive the right to receive a material Tax refund, (E) settle and/or compromise any material Tax liability, (F) enter into any “closing agreement” or similar agreement, (G) extend the statute of limitations period for the assessment or collection of any Tax, (H) enter into any Tax sharing, Tax allocation or Tax indemnity Contract or similar agreement (other than any Contract or similar agreement that is entered into in the ordinary course of business, the principal subject matter of which is not Taxes) or (I) apply for or request any Tax ruling, in each case, if such action would have a non-de minimis adverse impact on SRI or any of its Affiliates (including, following the Closing, the Transferred Entities);
(xii)
enter into, terminate, or modify (including by way of waiver) any Material Contract of either Transferred Entity, except in the Ordinary Course;
(xiii)
have either Transferred Entity enter into any commercial transaction unless on arm’s length terms;
(xiv)
enter into any long-term transaction where performance is required by either Transferred Entity over a period of more than twelve (12) months, except pursuant to any agreement that is capable of being terminated on no more than ninety (90) days’ notice without material penalty;
(xv)
have either Transferred Entity acquire any material properties or assets, or any business or Person, by merger, consolidation, or otherwise, in a single transaction or a series of related transactions;
(xvi)
have either Transferred Entity make, incur or enter into any non-cancellable financial commitment or capital expenditure requiring aggregate payments over the life of the commitment or expenditure in excess of $1,000,000 in the aggregate, except (A) in the Ordinary Course, (B) in accordance with such Person’s annual operating plan or budget, or (C) pursuant to a Material Contract entered into, or transaction otherwise approved by such Person’s governing body, prior to the execution and delivery of this Agreement;
(xvii)
have either Transferred Entity write off as uncollectible any accounts receivable or write off, cancel or forgive any Indebtedness owed to any Person, except write-offs of accounts receivable in the Ordinary Course charged to applicable reserves;
(xviii)
take or fail to take any action that could result in any loss, lapse, abandonment, expiration, invalidity or unenforceability of any Registered Transferred IP, including any Transferred Dunlop Trademarks in the Covered Territories, or the DNA (Housemarks) Trademarks or SP Brand Holding Trademarks, in each case other than in the Ordinary Course; provided, however, that Goodyear shall obtain the prior written consent of SRI, such consent not to be unreasonably withheld or delayed, if Goodyear intentionally takes or fails to take, or causes the Transferred Entities to take or fail to take, any such action; or
(xix)
enter into or agree to enter into any Contract or commitment, or pass any board or equivalent resolutions, to do any of the foregoing.
(c)
Except as specifically set forth herein, nothing contained in this Agreement shall give SRI, directly or indirectly, the right to control, influence or direct the business, strategy, policies or operations of the Business or either Transferred Entity prior to the Closing. Prior to the Closing, Goodyear and the Transferred Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Business, DNA (Housemarks) Limited or, as applicable, SP Brand Holding, without prejudice, for the avoidance of doubt, to any rights of any SRI Group Member under the Organizational Documents of DNA (Housemarks) Limited.
4.2.
Standstill.
(a)
From and after the Effective Date and until the twenty-four (24) month anniversary of the Closing Date (such period, the “Standstill Period”), no Member of either Group shall, directly or indirectly, and each Member of each Group shall cause each of its Affiliates not to, directly or indirectly, with respect to Goodyear or SRI, as applicable (each a “Subject Company”), take any of the following actions without the prior written consent of the board of directors (the “Board”) of such Subject Company:
(i)
solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Subject Company’s Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Subject Company’s Voting Securities (other than such encouragement, advice or influence that is consistent with the Subject Company management’s recommendation in connection with such matter);
(ii)
encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Subject Company management’s recommendation in connection with such matter);
(iii)
form or join in a partnership, limited partnership, syndicate or other group, including a group as defined under Section 13(d) of the Exchange Act, with respect to the Subject Company’s Voting Securities, or otherwise support or participate in any effort by a third party with respect to the matters set forth in Section 4.2(a)(i) above;
(iv)
present at any annual meeting of the Subject Company’s stockholders (an “Annual Meeting”) or any special meeting of the Subject Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Subject Company’s Board or seek representation on the Subject Company’s Board or the removal of any member of the Subject Company’s Board;
(v)
grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Subject Company’s proxy card for any Annual Meeting) or deposit any Voting Securities of the Subject Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any Annual Meeting, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vi)
make any request to inspect the books or records of the Subject Company under any applicable Law as a stockholder of such Subject Company;
(vii)
make, or cause to be made, any public statement or announcement, including by press release or similar statement to the press or media, or in an SEC or other public filing, that disparages, is intended to disparage and/or would reasonably be expected to disparage the Subject Company, its Representatives or any Person who has served as a Representative of the Subject Company in the past;
(viii)
(A) until such time as the obligations of the Beneficial Owners of Voting Securities set forth in Section 4.2(d) are satisfied in full and for a period of sixty (60) days thereafter, acquire Beneficial Ownership of any Voting Securities, and (B) following such period until the conclusion of the Standstill Period, acquire Beneficial Ownership of any Voting Securities of the Subject Company;
(ix)
separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or to the Subject Company) or participate in, effect or seek to effect, any tender offer or exchange offer, merger, acquisition or other business combination involving the Subject Company or any of its subsidiaries or its or their securities or any significant asset(s) or business(es) of the Subject Company or any of its subsidiaries; provided, however, that the foregoing shall not prevent any Person from responding to or participating in any transaction whereby the Subject Company solicits an offer from such Person, through an auction or other non-hostile transaction, for the sale of any asset(s) or business(es) of the Subject Company; or
(x)
request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by such Group or the Subject Company.
(b)
As used in this Agreement, the term “Voting Securities” means the Equity Securities of such Subject Company entitled to vote in the election of directors of such Subject Company’s Board, or securities convertible into, or exercisable or exchangeable for such Equity Securities, whether or not subject to the passage of time or other contingencies.
(c)
As used in this Agreement, the term “Beneficial Ownership” of Voting Securities means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) or (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities.
(d)
Unless the applicable Subject Company consents otherwise in writing, each Party shall and shall cause the other Members of its Group (to the extent any such Person has Beneficial Ownership of any Voting Securities) to, sell or transfer, in accordance with the limitations set forth in the following sentence, all of the Voting Securities in such Subject Company that it Beneficially Owns, as of the Effective Date, prior to the eighteen (18) month anniversary of the Closing Date. Any such sale or transfer of Voting Securities owned by a Party or any other Members of its Group as of the Effective Date shall be (A) in sales on the open market through unsolicited broker’s transactions; provided, however, that the disposing Party shall not sell, transfer or otherwise dispose of, on any trading day, a number or Voting Securities greater than ten percent (10%) of the aggregate amount of Voting Securities in the Subject Company that such Party and the other Members of its Group had Beneficial Ownership of as of the Effective Date, or (B) to a market maker or any other Person, so long as, to the knowledge of such Member, after reasonable inquiry, the transferee or the Person that directly or indirectly controls such transferee or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which such transferee or its parent or subsidiary entities is a member, does not have or would not acquire Beneficial Ownership (as defined below) of five percent (5%) or more of all the issued and outstanding Voting Securities (as defined below) of the Subject Company after giving effect to such transfer; provided, however, that nothing in this Section 4.2(d) shall prohibit a Party or Member of such Party’s Group from tendering into any tender or exchange offer initiated by an unaffiliated Person that the Board of such Subject Company does not, within ten (10) Business Days after the commencement of such offer, recommend against (or if the Board of such Subject Company subsequently changes its recommendation to recommend that the stockholders of the Subject Company accept such offer).
4.3.
Phase-Out Plan.
(a)
Responsibility; Plan and Content. SRI shall be responsible for planning and preparing the transition of the Business (other than those activities which will continue to be performed by Goodyear under the Transition Offtake Agreement) to its own internal organization or other third party licensee, which transition shall commence, to the extent permitted by applicable Law, upon the earlier to occur of the Closing and the approval of the Phase-Out Plan by the Standing Committee, and which shall consummate by the end of the term of the Transition License Agreement (such transition, the “Phase-Out”). Within ten (10) Business Days from the Effective Date, SRI shall deliver to Goodyear a draft of its proposed plan for the Phase-Out (the “Phase-Out Plan”), which shall provide for completion of the Phase-Out by no later than December 31, 2025 (provided that the Closing shall have occurred at least six (6) months prior to such date), subject to appropriate protocols to be agreed between the Parties to address information sharing and compliance with applicable Law (including a clean team protocol on terms consistent with the Confidentiality Agreement, or any amendment thereto). The Phase-Out Plan shall contain at least the elements set out in Schedule 4.3(a).

(b)
Cooperation. The Parties shall, to the extent permitted by applicable Law, cooperate in good faith, and shall use commercially reasonable efforts to cause their Affiliates and third party providers to cooperate in good faith, to facilitate the timely review and modification of the Phase-Out Plan and, after approval of any Phase-Out Plan, the orderly implementation thereof, such cooperation to include Goodyear’s and its Affiliates’ good faith efforts (i) to, subject to Section 4.3(f), timely provide SRI with all information reasonably requested by SRI that is reasonably necessary for the timely development and implementation by SRI of the Phase-Out Plan, and (ii) to carry out the actions of the Goodyear Group required under the Phase-Out-Plan. Without limiting the generality of the foregoing, on the Closing Date, subject to applicable Data Protection Laws, Goodyear shall provide SRI with a complete and accurate list of the business names and contact information (address and phone number) of the customers of the Business immediately prior to the Closing (the “Customer Contact List”).
(c)
Project Managers. Within ten (10) Business Days from the Effective Date, SRI and Goodyear shall each appoint one person to act as its project manager (each, a “Project Manager”) in respect of the timely development, modification and, as applicable, orderly implementation of the Phase-Out Plan. The Project Managers shall report to the Standing Committee. The term of the Project Managers shall end upon the TLA Termination Date.
(d)
Standing Committee.
(i)
Within ten (10) Business Days from the Effective Date, the Parties shall establish a standing committee (the “Standing Committee”) to, to the extent permitted by applicable Law, (A) supervise the Project Managers, (B) monitor the development of and provide approval decisions on the Phase-Out Plan pursuant to Section 4.3(e); and (C) following the Closing, perform such other tasks and do such other things as set forth in the Transition License Agreement.
(ii)
The Standing Committee shall comprise six (6) representatives to be designated as follows: (A) three (3) representatives from Goodyear, including a representative of the legal department of Goodyear, and (B) three (3) representatives from SRI, including a representative of the legal department of SRI.
(iii)
The Standing Committee shall be dissolved upon the TLA Termination Date.
(iv)
The Standing Committee may deliberate and vote whenever at least one (1) representative appointed by each Party is present. Resolutions will be adopted by simple majority, provided the resolution bears the affirmative vote of at least one (1) representative appointed by each Party. The Parties shall instruct their representatives not to unreasonably withhold, delay or condition their affirmative vote.
(v)
Each Party may replace any of its own representatives in the Standing Committee and appoint a member to fill the vacancy arising from such replacement. A Party that replaces a Standing Committee member shall notify the other Party at least ten (10) days prior to the next scheduled meeting of the Standing Committee. Both Parties shall use commercially reasonable efforts to ensure continuity in representation on the Standing

Committee. Both Parties may invite a reasonable number of additional experts and/or advisors to attend all or part of any meeting on a non-voting basis, with prior notification to the other members of the Standing Committee, subject to such experts and advisors (or the expert’s or advisor’s employer) being bound by confidentiality obligations, whether pursuant to written agreement or at Law, in each case, on terms no less stringent than the requirements of this Agreement. Standing Committee members may be represented at any meeting by another person designated by the absent member.
(vi)
The Standing Committee shall be co-chaired by one representative from each Party.
(vii)
Each chairperson of the Standing Committee shall be responsible for calling meetings on no less than fifteen (15) Business Days’ notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information (including all meeting documents and materials) with respect to such proposed items at least five (5) Business Days in advance of the applicable meeting; provided, that under exigent circumstances requiring input by the Standing Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld or delayed. The venue for the meetings shall be mutually agreed by the Parties. The Standing Committee shall meet no less frequently than twice per quarter, either in person or by teleconference or video-conference, and in any case as frequently as the Standing Committee members may agree shall be necessary.
(viii)
Each chairperson of the Standing Committee shall designate a Standing Committee member to record in reasonable detail and circulate draft minutes of the meetings of the Standing Committee to all members for comment and review within fifteen (15) days after the relevant meeting. The Standing Committee member preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Standing Committee members. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the Standing Committee. If the Parties cannot agree on the content of the minutes the objecting Party shall append a notice of objection with the specific details of the objection to the proposed minutes.
(e)
Process for Development and Approval of the Phase-Out Plan.
(i)
The Project Manager representing Goodyear shall meet, either in person or by teleconference or video-conference, with the Project Manager representing SRI no later than five (5) Business Days after delivery by SRI to Goodyear of the draft Phase-Out Plan pursuant to Section 4.3(a) and subsequently no less frequently than weekly to discuss in good faith the timely development and modification of the Phase-Out Plan, including any concerns, objections or suggestions Goodyear may have in respect of the Phase-Out Plan.

(ii)
The Project Managers shall endeavor in good faith to agree on a draft Phase-Out Plan within forty-five (45) days following the Effective Date; provided, however, that at the request of either Project Manager (in its reasonable discretion) such period may be extended once by an additional thirty (30) days. If the Project Managers agree on a draft Phase-Out Plan, they shall promptly submit and present, either in person or by video-conference, the agreed draft Phase-Out Plan to the Standing Committee for discussion and decision regarding approval, which approval shall not be unreasonably withheld, conditioned or delayed.
(iii)
If the Project Managers fail to agree on a draft Phase-Out Plan within the period described in Section 4.3(e)(ii) (as it may be extended), then the Project Managers shall submit their disagreements for resolution by the Standing Committee and the Standing Committee shall discuss in good faith to resolve any such disagreements as soon as reasonably practicable thereafter and to approve the Phase-Out Plan, which approval shall not be unreasonably withheld, conditioned or delayed.
(iv)
The Parties acknowledge that time is of the essence in developing and completing the Phase-Out Plan and they will instruct their respective Project Managers to use their reasonable best efforts to agree on the Phase-Out Plan as soon as reasonably practicable with the aim to obtain approval from the Standing Committee by June 30, 2025; provided, however, that for the avoidance of doubt, nothing in this Section 4.3 or anywhere else in any Transaction Agreement will require the Project Managers to agree or, as applicable, the Standing Committee to approve, any Phase-Out Plan (including any amendments thereto) that they in good faith do not believe to be sufficiently detailed or developed to effect the Phase-Out in a timely and orderly manner satisfactory to both Parties.
(f)
Information Sharing. Notwithstanding anything in this Section 4.3 to the contrary, Goodyear shall not be required to provide access or disclose information where such access or disclosure would, in Goodyear’s reasonable judgment, (i) jeopardize attorney-client privilege, (ii) conflict with any Law applicable to any Goodyear Group Member or any Contract to which any Goodyear Group Member is a party, (iii) result in the disclosure of competitively sensitive Information (it being understood that this Section 4.3(f)(iii) shall not prohibit sharing of the Customer Contact List in accordance with Section 4.3(b)), or (iv) result in the disclosure to any third party of confidential Information (including any Trade Secrets). All Information accessed by SRI shall be subject to, and protected as set forth in, Section 4.9.
(g)
Phase-Out Costs. Notwithstanding anything in this Agreement to the contrary, Goodyear and its Affiliates shall not be required to incur any out-of-pocket costs or expenses or to pay or commit to pay any amount to review and comment upon the Phase-Out Plan or to facilitate the Phase-Out unless such amount is advanced, assumed or agreed in advance to be reimbursed by SRI. Goodyear shall be entitled to reimbursement by SRI for any reasonable documented out-of-pocket costs and expenses of third party resources reasonably incurred by Goodyear to provide assistance in reviewing, commenting on or, upon the Closing, implementing all or part of the Phase-Out Plan.

(h)
No Solicitation; No Communications with Customers. From the Effective Date and until the earlier of the TLA Termination Date and termination of this Agreement, neither SRI nor its Affiliates shall take any of the following actions, except (1) with the express prior written consent of Goodyear or (2) to the extent provided for in a Phase-Out Plan that has been duly approved by the Standing Committee:
(i)
without prejudice to Section 4.17(d), solicit for purposes of employment or enter into any employment or consulting agreement with any director, officer, employee or contract workers of any Goodyear Group Member, except that the following actions are permitted: (A) public solicitations through general advertising, and (B) the hiring of any person who has ceased to be employed by any Goodyear Group Member for at least twenty-four (24) months; or
(ii)
initiate, or cause to be initiated, or otherwise engage in, any communications or discussions with any customer of any Goodyear Group Member (including, for the avoidance of doubt, any customer included on the Customer Contact List) with respect to the Phase-Out or the Transactions, it being understood that the foregoing shall not prohibit SRI from (A) contacting, or engaging in any communications or discussions with, any SRI customers in the ordinary course of SRI’s business for purposes unrelated to the Phase-Out or the Transactions or (B) responding to inquiries from customers of Dunlop Products regarding the Phase-Out or the Transactions, provided that, prior to the Closing and, with respect to the territory covered by the Transition License Agreement, prior to the TLA Termination Date, any discussion of the Phase-Out or the Transactions is limited to (1) informing such customer of the restrictions in this Agreement and the Transition License Agreement and directing them to Goodyear until further instructions are provided regarding the Phase-Out and transition to SRI or (2) any other communications agreed in writing by the Parties under the Phase-Out Plan or otherwise.
4.4.
Transition License; Transition Offtake; Pneumant Brand; and Other Agreements.
(a)
Effective as of the Closing, Goodyear and SRI shall enter into a transition license agreement in respect of Europe (the “Transition License Agreement”) in the form attached hereto as Exhibit C.
(b)
Effective as of the Closing, Goodyear and SRI shall enter into a transition offtake agreement (the “Transition Offtake Agreement”) in the form attached hereto as Exhibit B pursuant to which Goodyear will produce Dunlop Products for sale to SRI in the Covered Territories.
(c)
Effective as of the Closing, Goodyear and SRI shall enter into a trademark assignment agreement (the “Pneumant PCR Europe Trademark Assignment Agreement”) in the form attached hereto as Exhibit E pursuant to which SRI will acquire the “Pneumant” Trademarks scheduled in such agreement.

(d)
Effective as of the Closing, Goodyear and SRI shall enter into a letter agreement pursuant to which, this Agreement notwithstanding, Goodyear and its Affiliates shall retain the Retained Claim Rights and any Liabilities arising in respect of the Retained Claim (the “Retained Claim Side Letter”).
(e)
Effective as of the Closing, if SRI identifies any service which (i) was provided by any member of the Goodyear Group in relation to the Business in North America or Oceania as of immediately prior to the Closing Date and, (ii) is necessary for the continuity of the Business in North America or Oceania in the manner in which it was operated as of the Closing Date and (iii) cannot be readily (and without undue delay) replaced by SRI Group or sourced from an alternative third party provider (the “Omitted Service”), then SRI may notify Goodyear in writing, giving a description of the relevant Omitted Service (the “Omitted Service Notice”). Upon receipt of an Omitted Service Notice, Goodyear shall, acting reasonably and in good faith, consider the Omitted Service Notice and discuss the Omitted Services with SRI. To the extent that Goodyear is reasonably able to continue to provide the Omitted Services, it shall use reasonable endeavors to provide (or procure that the relevant member of the Goodyear Group provides) the Omitted Services to substantially similar levels and on a substantially similar basis as provided or procured as immediately prior the Closing Date. Prior to Goodyear providing the Omitted Services, Goodyear and SRI shall agree on the consideration model for such Omitted Services, which shall be based on the following principles: (A) for an initial period commensurate with the expected duration of the Omitted Services, the Omitted Services will be charged to SRI at cost (including all of Goodyear’s associated costs related to, among others, any requisite third party consents or licenses required for the provision of the Omitted Service, including any irrecoverable input VAT) plus a three percent (3%) mark-up on all the components of the cost other than any irrecoverable input VAT, plus any VAT and any sales, use, excise, service, goods and services, consumption or other similar non-income Taxes arising in respect of or in connection with the provision of the Omitted Service; and (B) the mark-up over cost shall increase progressively after the initial period in order to incentivize SRI to source the Omitted Services independently.
(f)
SRI acknowledges and agrees that, except as otherwise expressly provided in the Transition License Agreement, effective as of the Closing Date (A) all Overhead and Shared Services provided to either Transferred Entity or the Business shall cease and (B) Goodyear and its Affiliates shall have no further obligation to provide any such Overhead and Shared Services to either Transferred Entity or the Business.
(g)
The Parties acknowledge and agree that, effective as of the Closing, that certain Warranty Services and O.E. Export Agreement dated as of October 1, 2015 by and between Goodyear and SRI shall continue to be in effect and the terms thereof shall apply to any Dunlop Products to be manufactured and sold under the Transition License Agreement and Transition Offtake Agreement, mutatis mutandis, taking into accounting the Transactions and in particular their impact on the definitions of “Goodyear Territory” and “SRI Territory” included therein and the related territorial scope of the Parties’ rights and obligations thereunder.
(h)
Following the Closing, SRI and Goodyear shall, and Goodyear shall cause its Affiliate Goodyear Japan Limited to, in good faith negotiate an amendment of the NGY Supply Agreement reflecting the principles set forth on Schedule 4.4(h).

(i)
With respect to the Trademark applications in India that are set forth in Section 4.4(i)(a) of the Goodyear Disclosure Letter (collectively, the “India Trademarks”), upon written request by SRI, no later than ninety (90) days after the Closing Date, Goodyear shall, and shall cause the applicable Goodyear Group Member to, transfer and assign to the SRI Group Goodyear’ right, title and interest in the India Trademarks for no additional consideration, and Goodyear shall perform any acts and execute any documents reasonably requested by SRI to effectuate such transfer and assignment, in each case at SRI’s sole cost and expense. If, prior to the end of such ninety (90) day period (and, for the avoidance of doubt, prior to SRI making such written request), Goodyear decides to abandon or allow to lapse any of the Trademarks included in the India Trademarks, Goodyear shall provide written notice thereof to SRI at least (30) days prior to taking any of the foregoing actions. If SRI does not make such written request within such ninety (90) day period, Goodyear and its Affiliates shall have no obligation to assign or not abandon the India Trademarks, provided, however, that, effective as of the Closing, Goodyear, or the applicable Goodyear Group Member, agrees that Goodyear shall not be permitted to, and shall cause the relevant Goodyear Group Member not to, use or license others to use any such India Trademarks in connection with Dunlop Products in India.
4.5.
Trademarks; Domain Names; Tread Patterns; Technology.
(a)
Effective as of the Closing, Goodyear, the applicable Goodyear Group Members and SRI shall enter into a trademark assignment agreement in the form attached hereto as Exhibit F (the “Trademark Assignment Agreement”) which shall provide for the transfer by Goodyear and the applicable Goodyear Group Members to the SRI Group of the Transferred Dunlop Trademarks and the Additional Transferred Trademarks.
(b)
Effective as of the Closing, Goodyear, the applicable Goodyear Group Members and SRI shall enter into a domain name assignment agreement in the form attached hereto as Exhibit G (the “Domain Assignment Agreement”) which shall provide for the transfer by Goodyear and the applicable Goodyear Group Members to the SRI Group of the Internet domain names listed in Section (C) on Schedule 2.2(a)(ii).
(c)
Effective as of the Closing, Goodyear, the applicable Goodyear Group Members and SRI shall enter into an assignment agreement, in the form attached hereto as Exhibit H (the “Tread Pattern Assignment Agreement”) which shall provide for the transfer by Goodyear and the applicable Goodyear Group Members to the SRI Group of all design rights in tread patterns and sidewall patterns listed in Section (D) on Schedule 2.2(a)(ii).
(d)
Effective as of the Closing, Goodyear, the applicable Goodyear Group Members and SRI shall enter into a patent assignment agreement in the form attached hereto as Exhibit I (the “Patent Assignment Agreement”) which shall provide for the transfer by Goodyear and the applicable Goodyear Group Members to the SRI Group of the Patents listed in Section (E) on Schedule 2.2(a)(ii).
(e)
Effective as of the Closing, Goodyear and SRI shall enter into a trademark license agreement, in the form attached hereto as Exhibit J-1 (the “Motorcycle Dunlop Trademark License Agreement”) which shall provide for the grant by SRI and the applicable SRI Assignees to the Goodyear Group of a perpetual, irrevocable, fully paid up, royalty-free, exclusive, assignable and sub-licensable license to use in Europe and Oceania, the Transferred Dunlop Trademarks for motorcycle tires and the Intellectual Property that is currently used by the Goodyear Group in, or that is otherwise necessary for, the manufacturing of motorcycle tires, on the terms, and subject to the conditions set forth in, the Motorcycle Dunlop Trademark License Agreement. The Parties agree that, solely for Tax purposes, (A) the applicable Goodyear Group Member shall be treated as having retained Tax ownership of the rights to the Transferred Dunlop Trademarks and the Intellectual Property that are licensed to the Goodyear Group under the Motorcycle Dunlop Trademark License Agreement, (B) the Aggregate Purchase Price reflects the retention of such ownership, and (C) as a result of such Tax treatment: (x) the applicable Goodyear Group Member shall not be treated as having transferred Tax ownership of such rights to SRI or the applicable SRI Assignees under Section 2.2(a) for applicable Tax purposes and (y) none of SRI or the applicable SRI Assignees shall be treated as having acquired Tax ownership of such rights under Section 2.2(a), in each case, unless a different treatment is otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of state, local or non-U.S. Tax Law); provided, however, that nothing in this Section 4.5(e) shall require a Party to contest the decision of a taxing authority in court or administrative appeals proceedings or to appeal a court ruling to a court of higher instance. Each of Goodyear and SRI shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the Tax treatment described in the immediately preceding sentence, unless a different treatment is otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of state, local or non-U.S. Tax Law); provided, however, that nothing in this Section 4.5(e) shall require a Party to contest the decision of a taxing authority in court or administrative appeals proceedings or to appeal a court ruling to a court of higher instance.
(f)
Effective as of the Closing, Goodyear and SRI shall enter into a trademark license agreement, in the form attached hereto as Exhibit J-2 (the “Commercial Dunlop Trademark License Agreement”) which shall provide for the grant by SRI and the applicable SRI Assignees to the Goodyear Group of a royalty-bearing, exclusive, non-transferrable (except in accordance with the terms thereof) and non-sublicensable (except in accordance with the terms thereof) license to the Transferred Dunlop Trademarks for a ten (10) year term for use in connection with the manufacture, distribution and sale of TBR/OTR tires, and subject to the conditions set forth in, the Commercial Dunlop Trademark License Agreement.
(g)
The Parties hereby agree, notwithstanding anything in Section 4.4(d) of the 2015 Framework Agreement to the contrary, which the Parties agree shall continue in accordance with its terms: (i) the rights of each Group’s Members to use Commercialized Technology, Non‑Commercialized Technology, New Commercialized Technology and New Non‑Commercialized Technology (as each term is defined in the Memorandum of Agreement) that are in effect (and as modified until) immediately prior to the Closing Date shall continue, it being understood that (A) the Buffalo Plant Technology (as defined in the 2015 Framework Agreement) remains subject to Section 4.4(d) of the 2015 Framework Agreement, and (B) no SRI Group Member or Goodyear Group Member shall disclose any New Commercialized Technology or New Non-Commercialized Technology of the other Group to any third party, except vendors, consultants and machine manufacturers making or designing machines or equipment or providing components for such Member, and so long as such vendors, consultants and machine manufacturers are subject to appropriate confidentiality agreements; (ii) notwithstanding anything contained in Section 4.9 to the contrary, Article 4.6 of the Memorandum of Agreement shall remain in full force and effect; and (iii) Goodyear Group Members shall retain the right to continue to use tread designs and sidewall designs granted to them prior to the Closing Date (other than, for the avoidance of doubt, in respect of the Goodyear Group, any tread designs and sidewall designs included in the Transferred Assets, except pursuant to the Transition Offtake Agreement), but Members shall not have the right to use any new tread designs or sidewall designs created by Members of the other Group on or after the Closing Date, except for SRI Group Members’ use of any such designs for tires that are sold to NGY pursuant to the NGY Supply Agreement or that are contemplated to be sold by Goodyear to SRI pursuant to the Transition Offtake Agreement.
(h)
Prior to Closing, SRI and Goodyear shall, and shall cause any SRI Group Member or Goodyear Group Member, respectively, to, cooperate with the Goodyear Group or SRI Group, respectively, and without any further consideration, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with the applicable Governmental Authority, and to take all such other actions as a Goodyear Group Member or SRI Group Member, respectively, may reasonably request be taken by any SRI Group Member or any Goodyear Group Member, respectively, from time to time to assign, transfer or convey the Transferred IP consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Agreements and the consummation of the Transactions.
(i)
SRI, on behalf of itself and the applicable SRI Assignees, hereby grants to the Goodyear Group an irrevocable, royalty-bearing, non-exclusive, non-transferrable and sub-licensable (solely with respect to service providers performing services on behalf of the Goodyear Group, including resellers and distributors but excluding any third parties for the provision of manufacturing services) license to (i) the Transferred IP and (ii) solely with respect to Legacy OEM Activities carried out in or from Turkey, the Intellectual Property owned by the SRI Group as of the Closing, in each case for use in connection with the manufacture, distribution and sale of passenger car, light truck, truck and bus tires to OEMs in Europe and Turkey as original fitments for the model life of currently existing models or to satisfy model supply obligations to OEMs that are not fully fulfilled as of the Closing (such activities and obligations, collectively, the “Legacy OEM Activities”). Goodyear shall pay to SRI a fee, calculated on a quarterly basis, equivalent to one half percent (0.5%) of Net Sales of Dunlop Products sold in connection with the Legacy OEM Activities, except that Goodyear shall pay to SRI a fee, calculated on a quarterly basis, equivalent to one percent (1%) of Net Sales of Dunlop Products sold to OEMs in Turkey as original fitments, and only original fitments, on new vehicles made by OEMs in connection with Legacy OEM Activities. Goodyear shall not later than forty-five (45) days after the end of each calendar quarter, provide SRI with a written report setting forth: (A) the fee based on the Net Sales identified in the tentative profit and loss statement for that quarter of Goodyear and its Affiliates; and (B) the Dunlop Products relating to such Net Sales by stock-keeping unit and product name, and shall deliver, by wire transfer of immediately available funds in EUR, to SRI the fee payable to SRI pursuant to such report concurrently with the delivery of such report.

(j)
Effective as of the Closing, Goodyear shall, and shall cause the other Goodyear Group Members to, (i) not use the top-level domain “.dunlop” and (ii) terminate its rights in such top-level domain as soon as reasonably possible in accordance with that certain Registry Agreement dated as of July 2, 2015 between the Internet Corporation for Assigned Names and Numbers and Goodyear (including in accordance with Section 4.4(b) thereof).
4.6.
Agreement for Exchange of Business Information.
(a)
Each Group agrees to provide, or cause to be provided, to the other Group, at any time after the Effective Date and until the third (3rd) anniversary of the Closing Date, as soon as reasonably practicable after written request therefor, any Business Information in the possession or under the control of such respective Group that the requesting Party (i) reasonably requests in connection with the Transactions (other than in connection with a dispute between the Parties under any of the Transaction Agreements) or (ii) reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Tax laws) by a Governmental Authority having jurisdiction over the requesting party, (B) to comply with its obligations under this Agreement or any other Transaction Agreement or (C) to facilitate the resolution of claims (other than in connection with a dispute between the Parties under any of the Transaction Agreements) made against or incurred by the requesting party relating to the Business (the “Permitted Purpose”); provided, however, that in the event that either Group determines that any such provision of Business Information could violate any applicable Law or Contract in force prior to such request, result in competitive harm to such Group or require disclosure of any Trade Secrets or waive any attorney‑client privilege, the applicable Party shall not be required to disclose such Information. The Parties intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege; provided, further, that, subject to Section 4.9, neither Party shall, nor shall either Party permit any other Member of its Group to, use, analyze, incorporate or disclose to any Person (other than its Representatives) any of the Information disclosed pursuant to this Section 4.6 for any purpose other than a Permitted Purpose.
(b)
Each Group shall continue to maintain in effect systems and controls to the extent necessary to enable the Members of the other Group to satisfy their respective reporting, accounting audit and other obligations with respect to the Business, the Transferred Assets, the Transferred Entities, the Transactions, this Agreement or any of the other Transaction Agreements, in each case, as and to the extent required under applicable Laws.
4.7.
Record Retention. To facilitate the exchange of Business Information pursuant to this Agreement after the Effective Date, the Parties agree to use their commercially reasonable efforts to retain all Business Information in their respective possession or control on the Effective Date in accordance with their respective record retention policies until the third (3rd) anniversary of the Closing Date, other than such Information which such Party was required to return or destroy in accordance with Section 4.9 of the 2015 Framework Agreement. No Party will otherwise destroy, or permit any of its Subsidiaries to destroy, any Business Information prior to the earlier of (i) the date on which such Business Information may be destroyed under such Party’s record retention policy and (ii) the third (3rd) anniversary of the Closing Date without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Business Information prior to such destruction; provided, however, that in the case of any Business Information relating to Taxes or to employee-related matters, such

Business Information shall be retained, and not destroyed, no earlier than the expiration of the applicable statute of limitations (giving effect to any extensions thereof). The Group requesting Information after Closing pursuant to this Agreement agrees to reimburse the Group providing such Information for the reasonable third party out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Group.
4.8.
Limitation of Liability. No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the Party providing such Information. No Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 4.7.
4.9.
Confidentiality.
(a)
The Confidentiality Agreement shall continue in full force and effect until, and shall terminate as of, the Closing. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)
Except as provided otherwise in the Transition License Agreement, from and for a period of five (5) years after the Closing, Goodyear shall, and shall cause each other Goodyear Group Member to (A) not disclose, divulge, communicate, share, transfer or provide access to any Person (other than its and their Representatives that reasonably need to know such information) and not use (other than for the purpose of fulfilling its obligations under this Agreement or any Transaction Agreement); and (B) hold, and to instruct its Representatives to hold, in strict confidence, with at least the same degree of care that it applies to its own confidential information pursuant to policies in effect as of the Effective Date, all confidential Information to the extent concerning the Business, the Transferred Assets, the Assumed Liabilities and the Transferred Entities except in each case of (A) and (B), to the extent (i) required by Law, including the regulations of any applicable stock exchange; (ii) required to comply with any request by Governmental Authorities; (iii) that such Information has been in the public domain through no fault of Goodyear or any other Goodyear Group Member or any of their Representatives; (iv) independently developed by a Goodyear Group Member after the Closing without use of or reference to such Information; (v) that such Information has been lawfully acquired after the Closing from other sources by Goodyear (or any other Goodyear Group Member), which sources are not themselves bound by a legal, contractual or fiduciary obligation; or (vi) permitted pursuant to any other agreement between the Groups. If Goodyear or any Goodyear Group Member or any of their respective Representatives is compelled to disclose any confidential Information concerning the Business, the Transferred Assets, the Assumed Liabilities or either Transferred Entity by judicial or administrative process, by other requirements of Law, or to the extent required to comply with any request by Governmental Authorities, Goodyear shall promptly notify SRI in writing, and shall disclose only that portion of such Information which Goodyear is advised by its counsel in writing is legally required to be disclosed.

(c)
Except as provided otherwise in the Transition License Agreement, from and for a period of five (5) years after the Closing, SRI shall, and shall cause each other SRI Group Member (including the Transferred Entities) to (A) not disclose, divulge, communicate, share, transfer or provide access to any Person (other than its and their Representatives that reasonably need to know such information) and not use (other than for the purpose of fulfilling its obligations under this Agreement or any Transaction Agreement); and (B) hold, and to instruct its Representatives to hold, in strict confidence, with at least the same degree of care that it applies to its own confidential information pursuant to the policies in effect as of the Effective Date, all confidential Information to the extent concerning the Goodyear Group, the Excluded Assets, the Excluded Liabilities, the Excluded Taxes or Goodyear’s or any Goodyear Group Member’s retained businesses, except in each case of (A) and (B), to the extent (i) required by Law, including applicable Tax Law, and the regulations of any applicable stock exchange; (ii) required to comply with any request by Governmental Authorities; (iii) that such Information has been in the public domain through no fault of Goodyear or any other Goodyear Group Member or any of their Representatives; (iv) independently developed by an SRI Group Member after the Closing without use of or reference to such Information; (v) that such Information has been lawfully acquired after the Closing from other sources by Goodyear (or any other Goodyear Group Member), which sources are not themselves bound by a legal, contractual or fiduciary obligation; or (vi) permitted pursuant to any other agreement between the Groups. From and after the Closing, SRI shall, and shall cause each SRI Group Member to, except as otherwise required by Law, promptly after request of the Goodyear Group, either return to the Goodyear Group all confidential Information concerning the Goodyear Group held by SRI or any SRI Group Member in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to Goodyear that it has destroyed such Information (and all electronic or other copies thereof and all notes, extracts or summaries based thereon). If SRI or any SRI Group Member or any of their respective Representatives is compelled to disclose any Information the Goodyear Group by judicial or administrative process or by other requirements of Law, SRI shall promptly notify Goodyear in writing, shall disclose only that portion of such Information which SRI is advised by its counsel in writing is legally required to be disclosed.
(d)
Promptly following the execution and delivery of this Agreement, each of Goodyear and SRI will issue a separate initial press release announcing the execution and delivery of this Agreement in a form reasonably acceptable to Goodyear (in the case of SRI’s initial press release) and SRI (in the case of Goodyear’s initial press release). Other than with respect to such initial press releases, Goodyear and SRI each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and, to the extent practicable, prior to making any filings with any third party and/or any Governmental Authority with respect thereto, except (i) as may be required by Law, including the regulations of any applicable stock exchange, or to comply with any request by any Governmental Authority and (ii) for any such press releases, public announcements or filings that are consistent in all material respects in both tone and substance with disclosures previously made by such Party in accordance with this Section 4.9(d).
(e)
Notwithstanding anything herein to the contrary, Goodyear and SRI hereby agree that the firewall policies, confidentiality obligations and conditions for the disclosure of confidential information set forth in the Surviving Agreements shall survive the Closing.

4.10.
Protective Arrangements. In the event that SRI or any SRI Group Member either determines on the advice of its counsel that it is required to disclose any Information concerning the Goodyear Group or, prior to Closing, the Business, the Transferred Assets, the Assumed Liabilities or either Transferred Entity pursuant to applicable Law (including the rules of any securities exchange or any Tax Law) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information concerning the Goodyear Group or, prior to Closing, the Business, the Transferred Assets, the Assumed Liabilities or either Transferred Entity that is subject to the Confidentiality Agreement or the confidentiality provisions of Section 4.9(c), SRI shall, to the extent permitted by applicable Law, use commercially reasonable efforts to notify Goodyear prior to disclosing or providing such Information and shall cooperate at the expense of Goodyear in seeking any reasonable protective arrangements requested by Goodyear. From and after Closing, in the event that Goodyear or any Goodyear Group Member either determines on the advice of its counsel that it is required to disclose any Information concerning the Business, the Transferred Assets, the Assumed Liabilities or either Transferred Entity pursuant to applicable Law (including the rules of any securities exchange or any Tax Law) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information concerning the Business, the Transferred Assets, the Assumed Liabilities or either Transferred Entity that is subject to the confidentiality provisions of Section 4.9(b), Goodyear shall, to the extent permitted by applicable Law, use commercially reasonable efforts to notify SRI prior to disclosing or providing such Information and shall cooperate at the expense of SRI in seeking any reasonable protective arrangements requested by SRI. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information but only to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.
4.11.
Wrong Pockets.
(a)
Subject to Section 2.10, if, at any time after the Closing, a Goodyear Group Member holds any Transferred Asset or is subject to any Assumed Liability, (i) Goodyear shall, or shall cause the applicable Goodyear Group Member to, to transfer and convey (without further consideration) to SRI or the appropriate Transferred Entity such Transferred Asset or Assumed Liability; (ii) SRI shall, or shall cause the appropriate Transferred Entity to, accept such Transferred Asset and assume and discharge such Assumed Liability (without further consideration); and (iii) Goodyear and SRI shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect such transfer of such Transferred Asset or such assumption of such Assumed Liability, in each case such that each party is put into the same economic position as if such action had been taken at the Closing.
(b)
If, at any time after the Closing, SRI or a Transferred Entity holds any Excluded Asset or is subject to any Excluded Liability, (i) SRI shall, or shall cause the applicable Transferred Entity to, use all reasonable efforts to transfer and convey (without further consideration) to Goodyear or the appropriate Goodyear Group Member such Excluded Asset or Excluded Liability; (ii) Goodyear shall, or shall cause its appropriate Affiliate to, accept such Excluded Asset and assume and discharge such Excluded Liability (without further consideration); and (iii) SRI and Goodyear shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect such transfer of such Excluded Asset or such assumption of such Excluded Liability, in each case such that each party is put into the same economic position as if such action had been taken at the Closing.
(c)
Subject to Section 2.10, if, at any time after the Closing, either Party identifies any “DUNLOP” or D Device Trademark registered or applied for in connection with the Dunlop Products with or by any Governmental Authority in the Covered Territories that was owned by a Goodyear Group Member as of the Closing but is not set forth in Schedule 2.2(a)(ii) (any such Trademark, an “Omitted Dunlop Trademark”), (i) Goodyear shall, or shall cause the applicable Goodyear Group Member to, to transfer and convey (without further consideration) to SRI or the appropriate Transferred Entity such Omitted Dunlop Trademark and all Liabilities associated therewith arising after the Closing; (ii) SRI shall, or shall cause the appropriate Transferred Entity to, accept such Omitted Dunlop Trademark and assume and discharge all such Liabilities; (iii) Goodyear and SRI shall, and shall cause their appropriate Affiliates to, execute documents or instruments of conveyance or assumption and (iv) any such Omitted Dunlop Trademark shall be deemed a “Transferred Dunlop Trademark” hereunder as of the Closing (other than (including as the term “Transferred Dunlop Trademarks” is used within “Registered Transferred IP”, “Transferred IP” and “Transferred Assets”) for purposes of the representations and warranties given in Article III herein or, for the avoidance of doubt, the covenants and obligations included in Section 4.1).
4.12.
Further Assurances.
(a)
In addition to the actions specifically provided for elsewhere in this Agreement and the other Transaction Agreements (including Section 2.10 and Section 4.13), but subject to the provisions hereof and thereof, each of the Parties hereto shall use commercially reasonable efforts to cause the Closing to occur and to consummate and make effective the Transactions, including all reasonable actions and all things reasonably necessary for such Party (i) to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the Transactions (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions to Closing set forth in Article V, (iii) to obtain any Consent of, or any exemption by, any Governmental Authority or other Person required to be obtained or made by such Party in connection with the Transactions, (iv) to prevent any Action permanently restraining, enjoining or otherwise prohibiting the Transactions, and (v) to effect all registrations, filings and transfers (to the extent transferable) of Permits necessary for the operation of the Business or either Transferred Entity following the Closing in substantially the same manner in it conducted its business prior to the Closing.
(b)
Without limiting the foregoing each Party shall cooperate with the other Party, and without any further consideration, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any Permit or Contract, and to take all such other actions as such party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Agreements and the consummation of the Transactions.
4.13.
Regulatory Matters.
(a)
Each Party shall, and cause its Affiliates to, use commercially reasonable efforts to as promptly as practicable after the Effective Date prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the Effective Date all Consents of, all Governmental Authorities that are necessary or advisable to timely consummate the Transactions as required under applicable Antitrust Laws and Foreign Direct Investment Laws, including: (i) Notification and Report Forms with the Federal Trade Commission and Department of Justice if required by the HSR Act, which forms will not request early termination of the waiting period prescribed by the HSR Act, (ii) pre-filings and filings with the European Commission if required by the EU Foreign Subsidies Regulation, (iii) pre-filing and filings with the European Commission if required by the EU Merger Regulation, and/or, in the event that all or any part of the Transactions is referred, or is deemed under the EU Merger Regulation to have been referred, by the European Commission to the competent Governmental Authorities of one or more Member States of the European Union, with any such competent Governmental Authority, (iv) pre-filings and filings required by applicable Antitrust Laws of any other jurisdiction, (v) pre-filings and filings if required by any applicable Foreign Direct Investment Laws and (vi) to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, the EU Merger Regulation, or such other applicable Antitrust Laws and Foreign Direct Investment Laws.
(b)
The Parties agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the Transactions as soon as possible. Except as may be prohibited by any Governmental Authority, the Parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act, the EU Merger Regulation, any other Antitrust Law, or Foreign Direct Investment Laws. Each Party (the “Reviewing Party”) will have the right to review in advance, and each other Party (the “Filing Party”) will consult with the Reviewing Party on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing (other than the Notification and Report Forms under the HSR Act, if applicable) or written materials submitted by the Filing Party to any Governmental Authority in connection with the Transactions. Each of the Parties agrees that none of the information regarding it or any of its Affiliates supplied or to be supplied by it, or to be supplied on its behalf, in writing specifically for inclusion in any documents to be filed with any Governmental Authority in connection with the Transactions will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)
Each Party shall promptly advise the other Party upon receiving any material communication from any Governmental Authority relating to the Transactions or adversely affecting its ability to timely consummate any of the Transactions.
(d)
Each Party agrees to cooperate and use commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.
(e)
For the avoidance of doubt and notwithstanding any other provision in this Agreement, none of SRI, Goodyear, or their respective Affiliates shall be required to offer or agree to any undertakings, remedy proposal, either structural or behavioral, conditions or divestment required for the purpose of obtaining the Consent of the Governmental Authorities pursuant to Antitrust Laws and Foreign Direct Investment Laws.
4.14.
Withholding. Notwithstanding any provision contained herein to the contrary, each of the Parties, their Affiliates, and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as may be required to deduct and withhold with respect to the making of such payment under any provision of applicable Law, and any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person to whom such amounts would otherwise have been paid. If a Party determines that such Party, its Affiliates or any of their respective agents is obligated to deduct and withhold amounts under an applicable provision of Law in respect of a non-compensatory payment due under this Agreement, then such Party shall use its reasonable best efforts to provide the applicable Person to whom such amounts would otherwise have been paid with written notice of such obligation to deduct or withhold at least three (3) days prior to making any such deduction or withholding. In connection with the foregoing, the Parties shall reasonably cooperate (including by sharing any relevant documentation, certifications, or forms) to avoid or minimize any obligation to withhold or deduct any amount from any payment required to be made pursuant to this Agreement.
4.15.
Tax Matters.
(a)
Tax Returns. Goodyear shall prepare, or cause to be prepared, at its sole expense, any income Tax Returns that are required under applicable Law to be filed by or with respect to either Transferred Entity for any Pre-Closing Tax Period (other than Straddle Periods) (a “Goodyear Prepared Tax Return”). SRI shall prepare, or shall cause to be prepared, all other Tax Returns (other than Goodyear Prepared Tax Returns) that are required to be filed after the Closing by or with respect to the Transferred Assets or either Transferred Entity for any taxable period (including, for the avoidance of doubt, any income Tax Returns that are required to be filed by or with respect to either Transferred Entity for any Straddle Period) (an “SRI Prepared Tax Return”). The appropriate preparing Party for a Goodyear Prepared Tax Return or SRI Prepared Tax Return, as the case may be, shall (i) prepare or cause to be prepared such Tax Return in a manner that is consistent with past practice, unless a different treatment is required by applicable Law and (ii) in the case of a Goodyear Prepared Tax Return or SRI Prepared Tax Return that is an income Tax Return and that shows an amount of Excluded Taxes due and owing thereon that is the responsibility of the Goodyear Indemnifying Parties under Section 7.2(d), provide a copy of such income Tax Return to the other Party at least twenty (20) days prior to the due date (including extensions validly obtained) for the filing of any such income Tax Return for the non-preparing Party’s review, comment, and approval (which approval shall not be unreasonably withheld, conditioned or delayed). The Party that is required by applicable Law to file a Goodyear Prepared Tax Return or SRI Prepared Tax Return, as the case may be, shall execute, or cause to be executed, and timely file, or cause to be timely filed, any such Tax Return. Notwithstanding anything herein to the contrary, (A) the Parties shall not be required to provide the other Party with a copy of, or otherwise disclose the contents of, any affiliated, combined, consolidated, unitary or similar Tax Return that includes such Party or any of its Affiliates (other than the Transferred Entities) and (B) the amount of Taxes shown as due and owing on any SRI Prepared Tax Return that is not reviewed by Goodyear pursuant to this Section 4.15(a) shall not be dispositive of the amount of Excluded Taxes that are the responsibility of the of the Goodyear Indemnifying Parties under Section 7.2(d).
(b)
Post-Closing Actions. Following the Closing, except where required by applicable Law or except as required by this Agreement, neither Goodyear nor SRI will, or will cause or permit any of their respective Subsidiaries to, (i) amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period or (ii) take any other action or make any election with respect to either Transferred Entity that could have any effect with respect to a Pre-Closing Tax Period (including an election under Section 338 of the Code), in each case without the prior written consent of the other Party, which consent shall not be denied, conditioned or delayed unreasonably, unless such action would not reasonably be expected to materially adversely affect the Tax liability of such other Party (or any of its Affiliates).
(c)
Cooperation. Following the Closing, Goodyear, SRI, and their respective Affiliates shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting a Pre-Closing Tax Claim. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Parties shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information made available under this Section 4.15(c). Notwithstanding anything to the contrary in this Section 4.15(c), Goodyear and SRI shall retain all Tax Returns, work papers and all material records or other documents in their possession (or in the possession of their Affiliates) relating to Tax matters of the Transferred Assets or either Transferred Entity for any Pre-Closing Tax Period until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before a Party shall dispose of any such documents in their possession (or in the possession of their Affiliates), the other Party shall be given an opportunity, after thirty (30) days prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). Nothing in this Section 4.15(c) shall require any Party hereto to provide to SRI or Goodyear, respectively, any Tax Returns that relate to income

Taxes of Goodyear, SRI or any of their respective Affiliates (other than Tax Returns of either Transferred Entity).
(d)
Termination of Tax Sharing Agreements. Prior to the Closing, Goodyear shall terminate, or cause to be terminated, any Tax sharing, Tax allocation or Tax indemnity Contracts or similar agreements between a Transferred Entity, on the one hand, and Goodyear or any of its Affiliates, on the other hand, and following any such termination, neither Transferred Entity shall have any rights or liabilities thereunder.
(e)
Allocation.
(i)
Schedule 4.15(e) (the “Allocation Schedule”) sets forth the amount of consideration (including the assumption of the Assumed Liabilities) allocated to the Transferred Assets (other than the rights licensed under the Motorcycle Dunlop Trademark License Agreement, which shall be treated as having been retained by the applicable Goodyear Group Member for Tax purposes in accordance with Section 4.5(e), and the Inventory Value, which shall be determined and adjusted in accordance with Section 2.9).
(ii)
With respect to any assets treated as transferred for U.S. federal income Tax purposes (including, for the avoidance of doubt, the assets of SP Brand Holding treated as acquired hereunder) within thirty (30) days after the determination of the Final Closing Date Inventory Value in accordance with Section 2.9, Goodyear shall prepare and deliver to SRI a proposed allocation (to the extent required by applicable Tax Law) of the amount of consideration (plus any additional amounts treated as consideration for U.S. federal income Tax purposes), prepared in a manner consistent with the Allocation Schedule (as adjusted to reflect any adjustments to the Aggregate Purchase Price arising as a result of any payments made in accordance with Section 2.9), the positions taken on any Tax Returns filed with respect to Transfer Taxes, Section 1060 of the Code and the Treasury Regulations promulgated thereunder and other applicable Tax Law (the “Asset Allocation Schedule”). SRI shall have a period of thirty (30) days after the delivery of the Asset Allocation Schedule (the “Response Period”) to present in writing to Goodyear notice of any objections that SRI may have to the allocations set forth therein (an “Objections Notice”). Unless SRI timely objects within the Response Period, the Asset Allocation Schedule delivered by Goodyear shall be binding on the Parties without further adjustment, absent manifest error. If SRI raises any objections within the Response Period, the Parties shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the Parties fail to agree within fifteen (15) Business Days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Independent Accounting Firm. All of the corresponding costs, fees and expenses of the Independent Accounting Firm shall be borne fifty percent (50%) by SRI and fifty percent (50%) by Goodyear. To the extent that the Aggregate Purchase Price is adjusted following the finalization of the Asset Allocation Schedule in accordance with this Section 4.15(e)(ii), the Parties shall prepare a revised Asset Allocation Schedule in accordance with the procedures set forth in this Section 4.15(e)(ii) to reflect the revised Aggregate Purchase Price; provided, that, with respect to any adjustment to the Aggregate Purchase Price arising as a result of any payments made pursuant to Section 2.9(d) in respect of the TLA Termination Date Inventory Value Adjustment, the Parties agree that the amount allocated to the Purchased Inventory (Europe) on the Asset Allocation Schedule shall be automatically increased or decreased, as the case may be, to reflect such adjustment to the Aggregate Purchase Price.
(iii)
No Party shall take, or permit any of its Affiliates to take, any position inconsistent with the Allocation Schedule or the Asset Allocation Schedule (each as revised to reflect any adjustments to the Aggregate Purchase Price) for any applicable Tax purpose, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, however, that (A) no such determination shall have any impact on the Aggregate Purchase Price and the Parties hereby agree that no adjustment shall be made to any such payment and (B) nothing in this Section 4.15(e)(iii) shall prevent any Party or any of its respective Affiliates from negotiating, compromising or settling any Tax audit, assessment, claim or other Action brought by a Governmental Authority with respect to the Allocation Schedule or the Asset Allocation Schedule after first defending such Tax audit, assessment, claim or other Action in good faith. If a Governmental Authority initiates a Tax audit, assessment, claim or other Action regarding the Allocation Schedule or the Asset Allocation Schedule, the Party receiving notice of the commencement of such Tax audit, assessment, claim or other Action shall notify the other Party of the commencement of such Tax audit, assessment, claim or other Action and shall keep the other Party reasonably informed regarding the status of such Tax audit, assessment, claim or other Action.
(f)
Tax Claims.
(i)
After the Closing, each Party shall promptly notify the other Party in writing upon the receipt by such Party or any of its Affiliates of any written correspondence or a notice from a Governmental Authority of an audit, examination or inquiry that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification for Taxes under Section 7.1 or Section 7.2. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 4.15(f)(i) shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement or any other Transaction Agreement, except to the extent that the Indemnifying Party is actually prejudiced by such failure.
(ii)
Except for claims that relate to Recoverable Transfer Taxes (including VAT if it is a Reverse Charge Transfer Tax VAT) and Transaction Income Taxes, which are addressed in Section 4.15(f)(iii) and Section 4.15(f)(iv), respectively, any Pre-Closing Tax Claim that relates to: (A) either (1) a Pre-Closing Tax Period (other than a Straddle Period) or (2) any Transfer Taxes (other than Recoverable Transfer Taxes (including VAT if it is a Reverse Charge Transfer Tax VAT)) shall be controlled by Goodyear; provided, however, that (i) Goodyear shall provide SRI with a timely and reasonably detailed account of each stage of such Pre-Closing Tax Claim, (ii) Goodyear shall defend such Pre-Closing Tax Claim in good faith as if it were the only party in interest in connection with such Pre-Closing Tax Claim, (iii) SRI shall be able to participate in such Pre-Closing Tax Claim at its sole expense and (iv) Goodyear shall not settle such Pre-Closing Tax Claim if such settlement would reasonably be expected to increase the amount of Taxes payable by SRI or any of its Affiliates following the Closing or the amount of Transfer Taxes that are the responsibility of SRI under Section 4.15(h), in each case, without first obtaining the prior written consent of SRI (which consent shall not be unreasonably withheld, conditioned or delayed) and (B) a Straddle Period shall be controlled by SRI; provided, however, that (i) SRI shall provide Goodyear with a timely and reasonably detailed account of each stage of such Tax claim, (ii) SRI shall defend such Tax claim in good faith as if it were the only party in interest in connection with such Tax claim, (iii) Goodyear shall be able to participate in such Pre-Closing Tax Claim at its sole expense and (iv) SRI shall not settle such Pre-Closing Tax Claim in which Goodyear would be liable hereunder without first obtaining the prior written consent of Goodyear (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)
Any Pre-Closing Tax Claim that relates to Recoverable Transfer Taxes (including VAT if it is a Reverse Charge Transfer Tax VAT) shall be controlled by SRI, Goodyear shall not have any right to participate in, or consent to the settlement of, any such Tax claim, unless such settlement would be reasonably expected to increase (by a non-de minimis amount) the amount of Taxes payable by Goodyear or any of its Affiliates, in which case, SRI shall not settle or compromise such Tax claim without first obtaining the prior written consent of Goodyear (which consent shall not be unreasonably withheld, conditioned or delayed).
(iv)
Any Pre-Closing Tax Claim that relates to Transaction Income Taxes that are indemnifiable under Sections 7.1 and 7.2 shall be controlled by the Indemnifying Party with respect to such Transaction Income Taxes; provided, that: (A) such Indemnifying Party shall provide the Indemnitee with a timely and reasonably detailed account of each stage of such Tax claim and (B) if the settlement of such Tax claim would give rise to any Transaction Income Tax Penalties and Interest for which the Indemnitee would be responsible in part under Article VII, then such Indemnifying Party shall not settle such Tax claim without first obtaining the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed).
(v)
Notwithstanding anything to the contrary in this Agreement, this Section 4.15(f) shall control with respect to any Tax claims.
(g)
Straddle Period Allocation. For purposes of this Agreement, in the case of any Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be:
(i)
in the case of Taxes that are either (A) based upon or related to income or receipts, payroll, withholding, or sales or use Tax, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Transfer Taxes addressed in Section 4.15(h)), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended at the end of the day on the Closing Date; and

(ii)
in the case of Taxes not described in clause (i) (other than Transfer Taxes addressed in Section 4.15(h)), deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period.
(h)
Transfer Taxes.
(i)
Any Transfer Taxes (other than Recoverable Transfer Taxes) shall be borne equally by Goodyear and SRI. Any Recoverable Transfer Taxes shall be borne exclusively by SRI.
(ii)
Any Tax Returns that are required to be filed with respect to any Transfer Taxes shall be prepared by the Party that is required to prepare such Tax Returns under applicable Law; provided, however, that each Party shall provide the other Party with such cooperation and information as it reasonably may request in connection with the preparation or filing of any Tax Return with respect to Transfer Taxes.
(iii)
The Parties shall reasonably cooperate (including by executing or sharing any relevant documentation, certifications, or forms) to avoid or minimize any Transfer Taxes and in connection with any Pre-Closing Tax Claim relating to Transfer Taxes.
(iv)
All amounts payable by SRI (or any of its Affiliates) under this Agreement (including the Aggregate Purchase Price, or any part of it) shall be exclusive of VAT, if any. Goodyear (or its Affiliate) shall, where appropriate, issue an invoice to SRI (or its Affiliate) in accordance with applicable Law reflecting any VAT arising in respect of or in connection with any supply of goods or services under this Agreement. In that case, SRI (or its Affiliate) shall, in addition to the relevant amount payable under this Agreement, pay the applicable VAT in accordance with the VAT invoice; provided, that the Parties acknowledge and agree that any such VAT shall be a Transfer Tax that is either economically borne: (A) equally by Goodyear and SRI in accordance with Section 4.15(h)(i) if such VAT is not a Recoverable Transfer Tax or (B) exclusively by SRI in accordance with Section 4.15(h)(i) if such VAT is a Recoverable Transfer Tax.
(v)
In all cases, the Parties (and their respective Affiliates) shall comply with all applicable VAT Laws to which they are subject in relation to the amounts payable under this Agreement.
(vi)
For the avoidance of doubt, SRI shall be responsible for the payment of any United Kingdom stamp duty to HM Revenue & Customs with respect to the transfer of the DNA (Housemarks) Limited Shares; provided, that the Parties acknowledge and agree that any such stamp duty shall be Transfer Taxes that are economically borne equally by Goodyear and SRI in accordance with Section 4.15(h)(i).
(i)
Transaction Income Taxes. Any Liability (other than a Liability for Transaction Income Tax Penalties and Interest) that arises out of, or results from, a payment that is paid to (or deemed to be paid to) a Party or any of its Affiliates under this Agreement (including as a result of the failure to deduct or withhold the correct amount of Taxes from any payment that is paid to (or deemed to have been paid to) a Party or any of its Affiliates under this Agreement) (“Transaction Income Taxes”) shall be the sole responsibility of such recipient Party. Any penalties and interest arising out of, or resulting from, any Transaction Income Taxes (“Transaction Income Tax Penalties and Interest”) shall be borne 50% by SRI and 50% by Goodyear (regardless of the Party to which the applicable payment was paid to (or was deemed to have been paid to)); provided, that any Transaction Income Tax Penalties and Interest that arise out of, or result from: (i) the failure by any Party to timely provide to the other Party with any tax certificate that is reasonably requested by such other Party or (ii) the inaccuracy or incompleteness of any tax certificate that is supplied by a Party or any of its Affiliates to the other Party shall be the sole responsibility of such Party.
(j)
Tax Treatment. Goodyear and SRI agree to treat (a) any payments made pursuant to Section 2.9 and any indemnity payment under this Agreement as an adjustment to the Aggregate Purchase Price for all applicable Tax purposes and (b) the rights to the Transferred Dunlop Trademarks that SRI acquires pursuant to this Agreement as a capital asset (and, for the avoidance of doubt, not as a license fee) solely for applicable Tax purposes, in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision of state, local or non-U.S. Tax Law).
4.16.
Collection of Funds; Forwarding of Correspondence. From and after the Closing, if either Group receives any (a) funds intended for or otherwise the property of the other Group pursuant to the terms of this Agreement or any of the other Transaction Agreements, Goodyear (in case the Goodyear Group is the receiving Group) or SRI (in case the SRI Group is the receiving Group) shall promptly (i) notify and (ii) forward such funds to the other Party within ten (10) Business Days after its receipt thereof (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds, whether in connection with a dispute under this Agreement or any of the other Transaction Agreements or otherwise) or (b) mail, email, courier package, facsimile transmission, purchase order, invoice, request or other document or written communication intended for or otherwise the property of the other Group pursuant to the terms of this Agreement or any of the Transaction Agreements, Goodyear (in case the Goodyear Group is the receiving Group) or SRI (in case the SRI Group is the receiving Group) shall promptly (i) notify and (ii) forward such document or communication to the other Party within five (5) Business Days after its receipt thereof.
4.17.
Post-Closing.
(a)
License Grant of Shared Intellectual Property. Effective upon the Closing, Goodyear hereby grants, and shall cause the relevant Goodyear Group Member to grant, to SRI and SRI Group, a perpetual, sublicensable (solely with respect to service providers performing services on behalf of the Goodyear Group, including resellers and distributors), transferable (solely in connection with the sale of SRI Group’s business associated with the Dunlop Trademarks), irrevocable, non-exclusive, fully paid up, royalty-free right and license under all Intellectual Property owned by a Goodyear Group Member immediately prior to Closing (other than the Transferred IP) that is embodied in the Dunlop Materials which constitute Transferred Assets, solely for use of such Dunlop Materials in connection with the Dunlop Products.

(b)
Use of the Dunlop Name. Except as otherwise expressly permitted in any Surviving Agreement or Transaction Agreement (including the Transition License Agreement or the Transition Offtake Agreement) and subject to Goodyear’s right to continue to use the Dunlop name in connection with the motorcycle business solely pursuant to the Motorcycle Dunlop Trademark License Agreement and in connection with commercial (TBR/OTR) tires solely pursuant to the Commercial Dunlop Trademark License Agreement, effective upon the Closing, Goodyear shall not be permitted to, and shall cause the relevant Goodyear Group Member not to, use any of the Transferred Dunlop Trademarks in connection with the business or activities of any Goodyear Group Member, except that: for a period from the Closing to ninety (90) days following termination of the Transition Offtake Agreement, Goodyear and the Goodyear Group may continue to use their current legal names and any associated trade names substantially in the same manner as was used by Goodyear and the Goodyear Group, as applicable during the twelve (12) month period immediately prior to the Closing, after which period Goodyear shall, and shall cause all other applicable Goodyear Group Members to, have taken all necessary actions to change the legal name, and any associated trade names, of Goodyear and the Goodyear Group to reflect compliance herewith, specifically, the exclusion of the word “Dunlop” in such names. Any and all goodwill generated by the use of the word “Dunlop,” “D Device” or any other Transferred Dunlop Trademarks under this Section 4.17(b) shall inure solely to the benefit of SRI. Goodyear Group agrees that the SRI Group and its Affiliates shall have no responsibility for claims by any Person arising out of, or relating to, the exercise by any Goodyear Group Member of the rights granted under this Section 4.17(b).
(c)
Goodyear Insurance. From and after the Closing Date, the coverage available under all insurance policies maintained by the Goodyear Group related to the Transferred Entities, the Transferred Assets or the Assumed Liabilities shall be for the benefit of the Goodyear Group and not for the benefit of any SRI Group Member or any of their respective Affiliates, including after the Closing the Transferred Entities. SRI shall be responsible for arranging for its own insurance policies with respect to the Transferred Assets and the Assumed Liabilities and the assets and operations of the Transferred Entities, to the extent that such policies are not already held by the applicable Transferred Entity directly or included among the Transferred Assets, covering all periods from and after the Closing Date and agrees not to seek, through any means, to benefit from any insurance policies of Goodyear or any of its Affiliates that may provide coverage for claims relating in any way to the Transferred Assets, the Assumed Liabilities and/or the assets and operations of the Transferred Entities.
(d)
Employment Matters.
(i)
Offers to Certain Employees. During the period from the Closing to the TLA Termination Date, to the extent requested by SRI in accordance with the approved Phase-Out Plan (as defined in the Transition License Agreement) and subject to applicable Law, Goodyear shall cooperate in good faith with SRI to facilitate SRI (on behalf of itself or any SRI Assignee (any such SRI Assignee, an “SRI Benefit Party”)) making offers of employment in writing to certain employees of the Goodyear Group Members who are engaged in the marketing, selling or distribution of Dunlop Products under the Transition License Agreement and who SRI reasonably requires for its target organization structure as set forth in the approved Phase-Out Plan, for employment with SRI or an SRI Benefit Party commencing on the TLA Termination Date, and otherwise on the terms and conditions set forth in this Section 4.17(d)(i); for the avoidance of doubt, it being understood that Goodyear’s, SRI’s and each SRI Benefit Party’s obligations under this Section 4.17(d)(i), and any process for identifying such employees and the offers made to such employees, shall in all cases be subject to (i) applicable Law, (ii) the requirements of any agreements with any Employee Representative and (iii) Goodyear’s prior written approval; provided, that Goodyear’s prior approval shall not be required for searches by way of public advertisements that do not specifically target any employee of any Goodyear Group Member or for SRI (or any of its Affiliates) to employ any employee of any Goodyear Group Member who responds to any such bona fide recruitment advertisement; provided, further, that such response was not solicited or induced directly or indirectly by any member, representative or advisor of SRI (or any of its Affiliates). Each such employee who accepts the SRI Benefit Party’s offer of employment shall be hired by the applicable SRI Benefit Party effective as of the TLA Termination Date, it being understood that each such employee will thereafter become an employee of such SRI Benefit Party (such employees to collectively be referred to as the “Transferring Employees”).
(ii)
Inadvertent Employee Transfers. If as a result of (i) the transactions contemplated by this Agreement and (ii) any applicable Law, the employment relationships of any individual is found by a competent court to have transferred to a SRI Group Member with effect as of the Closing Date or the TLA Termination Date, as applicable, the Party who becomes aware of such finding first shall notify the other Party as soon as reasonably practicable, and the relevant Goodyear Group Member shall, within ten (10) Business Days from the date of such notification, make an offer of employment to such individual. In case the relevant individual rejects such offer, the relevant SRI Group Member shall, as promptly as reasonably practicable and in no event later than ten (10) Business Days from the date of such notification, give a notice of termination to the relevant individual and terminate such individual. Goodyear or the Goodyear Group Member from which the relevant employee has transferred shall bear all employment and termination costs incurred by the relevant SRI Group Member with respect to such individual; provided, that the relevant SRI Group Member shall use commercially reasonable efforts to mitigate the costs of termination and shall have otherwise complied with SRI’s obligations under this Section 4.17(d).

Article V

CONDITIONS TO CLOSING

5.1.
Conditions to Goodyear’s Obligations. The obligation of Goodyear to consummate the Transactions at the Closing is subject to the satisfaction of the following conditions, any of which may be waived, in full or part, in writing by Goodyear:
(a)
No Actions. No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Authority, or third-party injunction, shall be in effect, in any such case that makes illegal the consummation of the Transactions on the Closing Date.

(b)
Receipt of Required Regulatory Approvals. Any waiting periods applicable (or extension thereof) or Consent to the purchase and sale of the Transferred Assets under each of the Antitrust Laws as set forth in Schedule 5.2(b) shall have expired, been terminated or been obtained.
(c)
Completion of Required Consultations. The procedures set forth in Section 5.1(c) of the Goodyear Disclosure Letter having been completed.
(d)
Performance; Representations and Warranties True and Correct. SRI shall have performed in all material respects all of its covenants and obligations under this Agreement required to be performed by SRI at or prior to the Closing Date and each of the representations and warranties of SRI contained in Section 3.3 shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall be accurate as of such date).
(e)
Execution and Delivery of Transaction Agreements. SRI and each other SRI Group Member party thereto shall have executed and delivered to Goodyear signature counterparts for each of the Transaction Agreements to which it is a party, and each Transaction Agreement shall be in full force and effect as of the Closing.
5.2.
Conditions to SRI’s Obligations. The obligation of SRI to consummate the Transactions at the Closing is subject to the satisfaction of the following conditions, any of which may be waived, in full or part, in writing by SRI:
(a)
No Actions. No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Authority, or third-party injunction, shall be in effect, in any such case that makes illegal the consummation of the Transactions on the Closing Date.
(b)
Receipt of Required Regulatory Approvals. Any waiting periods applicable (or extension thereof) or Consent to the purchase and sale of the Transferred Assets under each of the Antitrust Laws as set forth in Schedule 5.2(b) shall have expired, been terminated or been obtained.
(c)
No Material Adverse Effect. Since the date hereof, no Material Adverse Effect on the Business shall have occurred and be continuing as of the Closing Date.
(d)
Performance; Representations and Warranties True and Correct. Goodyear shall have performed in all material respects all of its covenants and obligations under this Agreement required to be performed by Goodyear at or prior to the Closing Date and each of the representations and warranties of Goodyear contained in: (i) Section 3.1(a) to Section 3.1(i) shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall be accurate as of such date), and (ii) Section 3.1 (other than the Sections set forth in the foregoing clause (i)) and Section 3.2 shall be true and correct at and as of the Closing as though made at and as of the Closing (other than representations and warranties which address matters only as of a certain date, which shall be accurate as of such certain date), except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on the Business.

(e)
Execution and Delivery of Transaction Agreements. Goodyear and each other Goodyear Group Member party thereto shall have executed and delivered to SRI signature counterparts for each of the Transaction Agreements to which it is a party, and each Transaction Agreement shall be in full force and effect as of the Closing.

Article VI

TERMINATION

6.1.
Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)
by mutual written consent of Goodyear and SRI;
(b)
by Goodyear or SRI, if the Closing shall not have occurred on or before the date that is nine (9) months from the date hereof or such later date as mutually agreed in writing by Goodyear and SRI (the “Outside Date”); provided, however, that if any of the conditions set forth in Section 5.1 shall not have been satisfied or waived by the Outside Date, then Goodyear shall have the right, but not the obligation, to extend the Outside Date for a period of up to ninety (90) days (which right may be exercised by Goodyear on more than one occasion), such right to be exercised by written notice to SRI on or prior to the Outside Date (as such date may be extended from time to time by Goodyear or SRI in accordance with this Section 6.1(b)); provided, further, that if any of the conditions set forth in Section 5.2 shall not have been satisfied or waived by the Outside Date, then SRI shall have the right, but not the obligation, to extend the Outside Date for a period of up to ninety (90) days (which right may be exercised by SRI on only one occasion), such right to be exercised by written notice to Goodyear on or prior to the Outside Date (as such date may be extended from time to time by Goodyear or SRI in accordance with this Section 6.1(b)); provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a Party that has breached or failed to perform any of its obligations hereunder and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Outside Date; provided, further, that in the event that the failure to consummate the Closing on or before the Outside Date is a result of a breach of a Party of its obligations under this Agreement that would result in a failure of a condition set forth in Section 5.1 or Section 5.2, as applicable, the non-breaching party may terminate this Agreement pursuant to this Section 6.1(b), only if the breaching party fails to cure such breach (to the extent necessary to avoid a failure of such a condition) within thirty (30) days after written notice thereof shall have been received by such breaching party;
(c)
by Goodyear, if (i) there has been a material breach by SRI of any of its representations, warranties, covenants or obligations contained in this Agreement that would result in a failure of a condition set forth in Section 5.1(d), (ii) Goodyear is not then in material breach of any material provision of this Agreement, and (iii) such breach by SRI shall not have been cured (to the extent necessary to avoid a failure of such a condition) or waived within thirty (30) days after written notice thereof shall have been received by SRI; and

(d)
by SRI, if (i) there has been a material breach by Goodyear of any of its representations, warranties, covenants or obligations contained in this Agreement that would result in a failure of a condition set forth in Section 5.2(d), (ii) SRI is not then in material breach of any material provision of this Agreement, and (iii) such breach by Goodyear shall not have been cured (to the extent necessary to avoid a failure of such a condition) or waived within thirty (30) days after written notice thereof shall have been received by Goodyear.
6.2.
Effect of Termination. The termination of this Agreement pursuant to Section 6.1 shall be effectuated by the delivery by the Party terminating this Agreement to the other Party of a written notice of such termination. In the event of any termination of this Agreement pursuant to Section 6.1, the obligations of the Parties under this Agreement or the Transaction Agreements to consummate the Closing shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any Party with respect to such obligations; provided, however, that nothing contained in this Agreement (including this Section 6.2) will relieve any Party from liability for any breach of any of its covenants or agreements set forth in this Agreement which occurred prior to the termination of this Agreement; provided, further, that this Section 6.2, Section 4.8 and Section 4.9, and Article VIII shall survive termination of this Agreement.

Article VII

INDEMNIFICATION

7.1.
SRI Indemnities. From and after the Closing, SRI and its successors and assigns (collectively, the “SRI Indemnifying Parties”) shall indemnify, defend and hold harmless Goodyear, each Subsidiary of Goodyear and each of their respective successors, assigns and Affiliates, and each of their respective directors, officers, employees and agents (collectively, the “Goodyear Indemnitees”) from and against all claims, losses, Liabilities, demands, obligations, actions, penalties (including fines imposed for violation of any Antitrust Laws), expenses and costs (including court costs, reasonable attorneys’ fees and expenses) (collectively, “Damages”) which may be made or brought against any Goodyear Indemnitee or which any Goodyear Indemnitee may suffer or incur as a result of, based upon or arising out of:
(a)
any failure of any representation or warranty made by SRI in Section 3.3 to be true and correct in all respects, it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or similar expressions;
(b)
any breach of the covenants or obligations to be performed by any SRI Group Member under the Transaction Agreements;
(c)
any of the Assumed Liabilities;
(d)
any Transfer Taxes (including Recoverable Transfer Taxes) that are the responsibility of SRI pursuant to Section 4.15(h)(i); and
(e)
any Transaction Income Taxes or Transaction Income Tax Penalties and Interest that are the responsibility of SRI pursuant to Section 4.15(i).

7.2.
Goodyear Indemnities. Subject to the limitations set forth in this Agreement, from and after the Closing, Goodyear and its successors and assigns (collectively, the “Goodyear Indemnifying Parties”, and together with the SRI Indemnifying Parties, the “Indemnifying Parties”) shall indemnify, defend and hold harmless SRI, each Subsidiary of SRI (including the Transferred Entities) and each of their respective successors, assigns and Affiliates, and each of their respective directors, officers, employees and agents (collectively, the “SRI Indemnitees”, and together with the Goodyear Indemnitees, the “Indemnitees”) from and against all Damages which may be made or brought against any SRI Indemnitee or which any SRI Indemnitee may suffer or incur as a result of, based upon or arising out of:
(a)
any failure of any representation or warranty made by Goodyear or its Affiliates in Section 3.1 and Section 3.2 (other than Section 3.2(m), which shall be indemnifiable pursuant to Section 7.2(d)) or in the SP Brand Holding Share Transfer Agreement (other than Section (c)(i)(K) thereof, which shall be indemnifiable pursuant to Section 7.2(d)), in each case as modified by the Goodyear Disclosure Letter, to be true and correct in all respects, it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or similar expressions;
(b)
any breach of the covenants or obligations to be performed by any Goodyear Group Member under the Transaction Agreements;
(c)
any of the Excluded Liabilities (other than the Excluded Liabilities described in Section 2.5(b)(viii), which shall be indemnifiable pursuant to Section 7.2(d)); and
(d)
any Excluded Taxes;
(e)
the exercise by any Goodyear Group Member of the rights granted under Section 4.17(b); and
(f)
to the extent not caused by any action or omission by any SRI Group Member, including any tire products manufactured or sold by any such SRI Group Member, any product liability claims or product recalls arising out of or asserting damages to property, bodily harm or death suffered or alleged to have been suffered by virtue of breach of warranties or defective conditions in design, workmanship or material of any Dunlop Products; in each case of the foregoing, to the extent arising out of, or resulting from, the use by any Goodyear Group Member of the Transferred IP in connection with the Legacy OEM Activities.
7.3.
Limitations on Indemnification.
(a)
Notwithstanding any other provision of this Agreement to the contrary:
(i)
no SRI Indemnifying Party shall be liable in respect of any indemnification obligation for Damages:
(A)
under Section 7.1(a) (other than in respect of any failure of any representations in Section 3.3(a), Section 3.3(b), Section 3.3(c) and Section 3.3(d)(i)), unless and until (x) the aggregate amount of Damages of the Goodyear Indemnitees arising from any particular claim, together with all related claims, is in excess of $100,000 (the “De Minimis Amount”) and (y) the aggregate cumulative amount of such Damages of the Goodyear Indemnitees for which indemnification would be available but for this Section 7.3(a) exceeds $3,000,000 (such amount, the “Indemnity Deductible”), in which case the SRI Indemnifying Parties shall be liable for such Damages in excess of the Indemnity Deductible, subject to any limitations provided in this Section 7.3 and in other provisions of this Article VII, up to $45,000,000 (such amount, the “Indemnity Cap”); and
(B)
under any provision of Section 7.1 in an amount that exceeds the Aggregate Purchase Price;
(ii)
no Goodyear Indemnifying Party shall be liable in respect of any indemnification obligation for Damages:
(A)
under Section 7.2(a) (other than in respect of any failure of any representations in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(e), Section 3.1(f) and Section 3.1(g)(i) or (ii)), unless and until (1) the aggregate amount of Damages of the SRI Indemnitees arising from any particular claim, together with all related claims, is in excess of the De Minimis Amount and (2) the aggregate cumulative amount of such Damages of the SRI Indemnitees for which indemnification would be available but for this Section 7.3(a) exceeds the Indemnity Deductible, in which case the Goodyear Indemnifying Parties shall be liable for such Damages in excess of the Indemnity Deductible, subject to any limitations provided in this Section 7.3 and in other provisions of this Article VII, up to the Indemnity Cap; and
(B)
under any provision of Section 7.2 (other than with respect to (1) any Excluded Liabilities set forth on Section 2.5(b)(vi) of the Goodyear Disclosure Letter; (2) any Excluded Liabilities that are product liability claims or product recall claims, any product liability claims or product recall claims pursuant to Section 7.2(e) and any claims pursuant to Section 7.2(f) and (3) any Tax liabilities described in clause (ii)(A) of the definition of Excluded Taxes) in an amount that exceeds the Aggregate Purchase Price; and
(iii)
no Party shall have any liability under this Article VII for any special, exemplary or punitive damages; provided, however, that the foregoing shall not limit the right of any Indemnitee to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third party (including for the avoidance of doubt any awards of treble damages and attorneys’ fee and costs in any litigation under United States federal or state Laws).
(b)
Any liability for any Damages shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one covenant or agreement of this Agreement or any other Transaction Agreement.
(c)
The amount of any Damages for which indemnification is provided under Section 7.1 or Section 7.2 shall be net of (i) any amounts recovered by an Indemnitee (net of any costs or expenses of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), and (ii) any amounts received by an insured Indemnitee from an insurance carrier, or paid by an insurance carrier on behalf of an insured Indemnitee (net of any costs or expenses of investigation of the underlying claim and of collection received as an offset against such Damages) (each source of recovery referred to in clauses (i) and (ii), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.1 or Section 7.2 is received by an Indemnitee or any of its Affiliates after payment by the applicable Indemnifying Party of any amount otherwise required to be paid to an Indemnitee pursuant to this Article VII, such Indemnitee shall repay to the applicable Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such receipt occurred at the time of such payment.
(d)
Each Indemnitee shall take commercially reasonable steps to mitigate any Damages as soon as reasonably practicable after such Indemnitee becomes aware of any event which does, or could reasonably be expected to, give rise to any such Damages.
7.4.
Procedures for Indemnification of Third Party Claims.
(a)
If an Indemnitee shall receive notice of the assertion by a Person (including any Governmental Authority) who is not a Member of either Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 7.1 or Section 7.2, or any other Section of this Agreement or any other Transaction Agreement (except as otherwise provided therein), such Indemnitee shall give such Indemnifying Party prompt written notice of the assertion of such claim or commencement of such Action. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 7.4(a) shall not relieve the related Indemnifying Party of its obligations under this Agreement or any other Transaction Agreement, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
(b)
The Indemnifying Party shall have thirty (30) days after the receipt of written notice from an Indemnitee in accordance with Section 7.4(a) (or sooner, if the nature of such Third Party Claim so requires) to assume the conduct and control of the settlement or defense of such Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel and the Indemnitee shall cooperate with Indemnifying Party in connection therewith; provided, however, that notwithstanding the foregoing, an Indemnitee may elect to defend any Excepted Third Party Claim by making such election concurrently with the delivery of the notice of such Third Party Claim pursuant to Section 7.4(a), and the Indemnifying Party shall have the right to elect to defend such Excepted Third Party Claim only if the Indemnitee does not elect to do so. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim (other than an Excepted Third Party Claim), such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnitee shall be responsible for the fees and expenses of such counsel. Notwithstanding the foregoing or anything in this Article VII to the contrary, in no event shall Indemnitee have the right to assume the conduct and control of the settlement, compromise or defense of, compromise or settlement of, any Third Party Claim arising out of the Excluded Liabilities in Section 2.5(b)(vi) or out of the Retained Claim without prior written consent of the Indemnifying Party.
(c)
If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.4(b), or in the case of an Excepted Third Party Claim which such Indemnitee has elected to defend, such Indemnitee may defend such Third Party Claim at the reasonable cost and expense of the Indemnifying Party.
(d)
No Indemnitee may settle or compromise any Third Party Claim (including any Excepted Third Party Claim) without the consent of the Indemnifying Party (which such consent shall not be unreasonably withheld or delayed), unless such Indemnitee has waived any rights to indemnification hereunder in respect of such Third Party Claim.
(e)
Without the consent of the Indemnitee (which such consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into or consent to any settlement or compromise of any Third Party Claim, unless such settlement or compromise involves only the payment of money damages (and such amount is so paid by the Indemnifying Party), does not impose any equitable relief upon the Indemnitee or any of its Affiliates, or any of its or their respective Representatives, contains an unconditional release of the Indemnitee, each of its Affiliates and each of its and their respective Representatives in respect of such claim, and does not include an admission of responsibility by the Indemnitee, any of its Affiliates or any of its and their respective Representatives in respect of such claim; provided, however, that Indemnifying Party may enter into or consent to a settlement or compromise of any claim arising out of the Excluded Liabilities listed in Section 2.5(b)(vi) without the consent of the Indemnitee The Indemnifying Party shall use its reasonable best efforts to require that the parties to such a settlement maintain the confidentiality of the terms and existence of such settlement or compromise, subject to customary exceptions.
(f)
For the avoidance of doubt, the procedures set forth in Section 4.15(f) (and not this Section 7.4) shall apply to a Pre-Closing Tax Claim.
(g)
The amount of any Damages for which indemnification is provided by the Goodyear Indemnifying Parties to the SRI Indemnitees regarding any Third Party Claim with respect to any Damages suffered or incurred by DNA (Housemarks) Limited shall be reduced by two percent (2%) to reflect SRI’s two percent (2%) pre-Closing interest in DNA (Housemarks) Limited.
(h)
Notwithstanding anything in this Article VII to the contrary, any indemnification claims in respect of Excluded Liabilities that are product liability claims or product recall claims or any indemnification claims pursuant to Section 7.2(f), shall not be governed by the procedures in this Section 7.4 or Section 7.5 and instead shall be governed by the corresponding procedures of the Transition Offtake Agreement.

7.5.
Additional Matters.
(a)
Promptly after the incurrence of any Damages by any Indemnitee that does not result from a Third Party Claim, which might give rise to indemnification hereunder, the Indemnitee shall deliver to the applicable Indemnifying Parties a certificate (a “Claim Certificate”), which Claim Certificate shall: (i) state that the Indemnitee has paid or anticipates it will incur liability for Damages for which such Indemnitee believes it is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail each individual item of Damages included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnitee claims to be entitled hereunder.
(b)
In the event that the Indemnifying Party shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 7.4), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnitee of such Claim Certificate, deliver to the Indemnitee a notice to such effect, specifying in reasonable detail the basis for such objection and the Indemnifying Party and the Indemnitee shall, within the sixty (60) day period beginning on the date of receipt by the Indemnitee of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If such Indemnifying Party does not respond within such period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If the Indemnitee and the Indemnifying Party reach agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. If the Indemnitee and the Indemnifying Party are unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnitee shall be permitted to submit such Dispute to arbitration as set forth in Section 8.2 for resolution.
(c)
In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person but only to the extent of such payment. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the reasonable cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
7.6.
Exclusive Remedies. Following the Closing and without limiting any rights of the Parties under this Agreement, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the DNA (Housemarks) Limited Shares, the SP Brand Holding Shares or any of the other Transferred Assets, or the assumption of the Assumed Liabilities, shall be the rights of indemnification set forth in Article VII only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, except (i) in the case of Fraud, in which case the injured party has all rights and remedies available at Law or in equity or by statute or otherwise; and (ii) for the additional remedies specifically enumerated in Section 2.10 and the provisions of any of the other Transaction Agreements.

7.7.
Survival.
(a)
Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(f), Section 3.1(g), Section 3.2(m), Section 3.3(a), Section 3.3(b), Section 3.3(c), and Section 3.3(d) shall survive for the full period of the applicable statutes of limitations. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.
(b)
It is the express intent of the Parties that (i) if the applicable period set forth in Section 7.7(a) for the survival of the representations, warranties, covenants and other agreements and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the survival period set forth in Section 7.7(a) and (ii) any claim for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period set forth in Section 7.7(a) shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or other agreement and such claims shall survive until finally resolved. The Parties further acknowledge that (A) the survival periods set forth in Section 7.7(a) are the result of arms’ length negotiations between the Parties, and (B) the Parties intend for such survival periods to be enforced as agreed by the Parties.
(c)
No Person shall be liable for any claim for indemnification under this Article VII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation or warranty which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the notice is given.
(d)
The rights and obligations of each Party and their respective Indemnitees under this Article VII shall survive the sale or other transfer by any party of any assets pursuant to the Transactions or the assignment by any Party of any Liabilities. The rights and obligations of each Party and their respective Indemnitees for Taxes described in Section 7.1(c), Section 7.1(d), Section 7.1(e) and Section 7.2(d) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including extensions).

Article VIII

MISCELLANEOUS

8.1.
Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall pay its own fees and expenses (including the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, delivery, and performance of this Agreement.
8.2.
Governing Law and Dispute Resolution.
(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York and without regard to choice or conflicts of law doctrines (other than New York General Obligations Law, Section 5 1401, which shall apply) to the extent the application of the law of another jurisdiction would be required thereby.
(b)
A Party claiming that a Dispute has arisen from the Transactions, this Agreement or any other Transaction Agreement must give written notice to the other Party setting out the nature of the Dispute (the “Dispute Notice”). On receipt of the Dispute Notice, the Parties will attempt to settle any such Dispute through good faith negotiations in the spirit of mutual cooperation between senior business executives of Goodyear and SRI who have the authority to resolve the controversy.
(c)
The Parties agree that any Dispute (other than claims for injunctive relief) that cannot be resolved by the Parties hereto through good faith negotiations within thirty (30) days of receipt of the Dispute Notice shall be finally settled by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) as follows:
(i)
The arbitration shall be conducted in accordance with the Arbitration Rules of the ICC in effect at the time of the arbitration (“ICC Rules”), except as they may be modified herein or by agreement of Goodyear and SRI. The arbitration shall be conducted by three arbitrators appointed in accordance with the ICC Rules, including specifically Rules 12(4) and 13(5).
(ii)
The legal place of arbitration, as well as the location of any hearings, shall be Paris, France.
(iii)
The proceedings shall be conducted in the English language.
(iv)
The award rendered by the arbitrators (the “Award”) shall be final and binding on the Parties and their respective Affiliates. Judgment on the Award may be entered in the United States District Court for the Southern District of New York (the “Court”) and for the purposes hereof the Parties agree to consent and cause their respective Affiliates to consent to the jurisdiction of such Court. The Award may be enforced in any court having jurisdiction thereof.

(v)
The Parties agree that the International Bar Association Rules on the Taking of Evidence in International Arbitration in effect at the time of the arbitration shall govern in an arbitration commenced pursuant to this Section 8.2. In addition, subject to the determination of the tribunal, each Party shall produce relevant, non-privileged documents or copies thereof requested by the other Party within the time limits set by the tribunal. Depositions of Party witnesses may be ordered by the tribunal upon a showing of need.
(vi)
All hearings shall be transcribed and the costs of such transcription shall be treated as costs of the arbitration.
(vii)
By agreeing to arbitration, the Parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a Party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the tribunal by the ICC Rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief, and shall have the authority to award specific performance.
(viii)
Except as may be required by applicable law or court order, the Parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing the Award or in any court proceeding involving the Parties. The Parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.
(d)
Each Party acknowledges that it could be impossible to determine the amount of damages that would result from any breach by a Party of this Agreement or the obligations of such Party to consummate the Transactions in accordance with the terms and conditions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other Party shall, in addition to any other rights or remedies which it may have pursuant to the terms of this Agreement, be entitled to seek such provisional or temporary injunctive relief as may be available from the Court to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any request for temporary or permanent injunctive relief permitted under this Agreement, each Party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have this Agreement or the obligations of such Party to consummate the Transactions in accordance with the terms and conditions of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of temporary or permanent injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement. In connection with any Dispute subject to this Section 8.2(d):
(i)
The Parties agree that to the extent that a Party seeks injunctive relief hereunder in accordance with Section 8.2(d), such Dispute shall be resolved exclusively by the Court. Each of the Parties (i) consents, and shall cause its respective Affiliates to consent, to the exclusive jurisdiction of the Court in connection with any Dispute that is subject to this Section 8.2(d), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Court in respect thereof and (iii) agrees that it will not bring any action for injunctive relief subject to this Section 8.2(d) in any court or arbitral forum other than the Court.
(II)
EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY BEFORE THE COURT. THE PARTIES HEREBY ACKNOWLEDGE THAT THE WAIVER OF ANY JURY TRIAL WITH RESPECT TO THE MATTERS DESCRIBED HEREIN IS A KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES AND THAT ANY ACTION WHATSOEVER BETWEEN THEM THAT IS PERMITTED UNDER THIS SECTION 8.2(d) SHALL INSTEAD BE TRIED IN THE COURT BY A JUDGE SITTING WITHOUT A JURY.
8.3.
Delays and Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement upon any breach or default of the other Party under this Agreement (other than as provided for in Section 7.7), shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver by such Party of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.
8.4.
Waivers. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.
8.5.
Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by an authorized representative of the Party against whom such waiver, amendment, supplement or modification it is sought to be enforced.
8.6.
Entire Agreement. This Agreement, the other Transaction Agreements, the Disclosure Letters and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof or thereof, and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. For the avoidance of doubt, in the event of any conflict between the terms of this Agreement and the 2015 Framework Agreement, the terms of this Agreement shall prevail unless otherwise expressly provided herein.
8.7.
Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party; provided, further, that, without prior written consent, neither Party may assign any of its rights or interests or delegate any of its obligations under this Agreement to any of its Affiliates; provided, further, that a Party may not assign any of its rights or interests or delegate any of its obligations under this Agreement in a manner that would generate incremental costs (including any incremental Taxes (determined taking into account any credits, deductions or relief available to the other Party under applicable Law as a result of the payment of such Taxes)) for the other Party unless the other Party has provided its prior written consent or the assigning Party reimburses the entirety of such incremental costs (including any such Taxes) to the other Party; provided, further, that no such assignment by any Party shall relieve such Party of any of its obligations under this Agreement.
8.8.
No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except for the right of any Indemnitee to indemnification under Article VII or of any Released Goodyear Person or any Released SRI Person under Section 8.16, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement is not intended to confer any rights upon any Person other than the Parties or the Indemnitees. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.
8.9.
Headings. The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
8.10.
Counterparts; Execution and Exchange by Electronic Means. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means, or another form of electronic signature or transmission (including through an electronic signature service), shall be sufficient to evidence the signatories’ intent to sign this Agreement and have the same effect as the delivery of manually signed documents in person.

8.11.
Notices. Any notice, request, demand or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by international courier service or, if receipt is confirmed, by email:

If to Goodyear:

c/o The Goodyear Tire & Rubber Company
200 Innovation Way
Akron, Ohio 44316
Attention:
Email:

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:
Email:

If to SRI:

c/o Sumitomo Rubber Industries, Ltd.
6-9, 3-chome, Wakinohama-cho, Chuo-ku
Kobe 651-0072, Japan
Attention:
Email:

With a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling LLP
22F JP Tower, 2-7-2 Marunouchi, Chiyoda-ku
Tokyo 100-7022, Japan
Attention:
Email:

or to such other address as any Party shall have last designated by notice to the other Party, as the case may be. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier or email, will be the date of the sender’s confirmation.

8.12.
Performance. Goodyear will cause the Goodyear Group Members to perform their obligations hereunder. SRI will cause the SRI Group Members to perform their obligations hereunder.

8.13.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
8.14.
Joint Negotiation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
8.15.
Currency and Exchange Rates. Unless otherwise specified in this Agreement, all payments hereunder shall be made in United States dollars. In the event that there is any need to convert dollars into any foreign currency, or vice versa, for any purpose under this Agreement (including the calculation of any component of, or adjustment to, the Aggregate Purchase Price), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law), the exchange rate shall be that quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (and applying the Currency Converter set forth on such website page) as of 11 a.m. E.S.T. on the date (or, if no such exchange rate is quoted by Bloomberg on such date, the exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Parties).
8.16.
Releases. As of Closing, (a) SRI, on behalf of itself and its Subsidiaries (including, as of immediately following Closing, the Transferred Entities) (each, a “Releasing SRI Person”), hereby releases and forever discharges Goodyear and each of its Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Goodyear Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Goodyear Person, that any Releasing SRI Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to this Agreement or the ownership or use of the Dunlop brand or the Dunlop Products and (b) Goodyear, on behalf of itself and its Subsidiaries (each, a “Releasing Goodyear Person”), hereby releases and forever discharges SRI and each of its Affiliates (including, as of immediately following Closing, Transferred Entities), successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released SRI Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released SRI Person, that any Releasing Goodyear Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to this Agreement or the ownership or use of the Dunlop brand or the Dunlop Products; provided, however, that the Parties acknowledge and agree that this Section 8.16 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement, any Surviving Agreement, any Transaction Agreement or any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement.

[Remainder of Page Intentionally Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Goodyear Tire & Rubber Company

By:	/s/ Mark Stewart
Name:	Mark Stewart
Title:	Chief Executive Officer and President

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Sumitomo Rubber Industries, Ltd.

By:	/s/ Satoru Yamamoto
Name:	Satoru Yamamoto
Title:	Representative Director, President and CEO

[Signature Page to Purchase Agreement]